UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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SelectQuote, Inc.
(Name of Registrant as Specified In Its Charter)

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Dear SelectQuote Stockholder:
We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of SelectQuote, Inc. (the “2021 Annual Meeting”), to be held virtually on October 27, 2021, at 9:00 a.m. Central Time, via a live webcast on the Internet at www.virtualshareholdermeeting.com/SLQT2021. Due to the ongoing effects of the COVID-19 pandemic, we will not be holding the 2021 Annual Meeting in person. You will be able to attend and participate in the 2021 Annual Meeting online by visiting www.virtualshareholdermeeting.com/SLQT2021, where you will also be able to vote electronically and submit questions in real time.
Only stockholders of record at the close of business on September 17, 2021 are entitled to receive notice of and to vote at the 2021 Annual Meeting. You will need the 16-digit control number identified on your proxy card and in the instructions accompanying your proxy materials to attend the 2021 Annual Meeting. For additional logistical information about the 2021 Annual Meeting, please refer to pages 1–5 of this proxy statement.
Your vote is important. Whether or not you plan to attend the 2021 Annual Meeting online, please ensure that your shares are voted by signing and returning a proxy card or by using our online or telephonic voting system. If you attend the 2021 Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in SelectQuote.

Sincerely,
Timothy R. Danker
Chief Executive Officer

NOTICE OF THE 2021 ANNUAL MEETING
The 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting” or the “Annual Meeting”) of SelectQuote, Inc., a Delaware corporation (the “Company”), will be held at the time and place and for the purposes indicated below.

Time and Date:	9:00 a.m., central time, on October 27, 2021.
Place:	Online, via live virtual webcast, at www.virtualshareholdermeeting.com/SLQT2021.
Items of Business:
•To elect two Class II directors named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified (“Proposal 1”);
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022 (“Proposal 2”);
•To approve, by non-binding advisory vote, the Company’s executive compensation (“Proposal 3”);
•To recommend, by non-binding advisory vote, the frequency of future non-binding advisory votes on executive compensation (“Proposal 4”); and
•To transact such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Directors unanimously recommends that you vote as follows: “FOR” each of the Class II directors nominees in Proposal 1; “FOR” Proposal 2; “FOR” Proposal 3; and “EVERY YEAR” on Proposal 4.
Adjournments and Postponements:	Any action on the items of business described above may be considered at the 2021 Annual Meeting at the time and on the date specified above or at any time and date to which the 2021 Annual Meeting may be properly adjourned or postponed.

Record Date:	Our Board of Directors has set September 17, 2021 as the record date for determining the holders of the Company’s common stock that are eligible to vote at the 2021 Annual Meeting.
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Voting:
Your vote is very important. To ensure your representation at the 2021 Annual Meeting, please vote your shares as soon as possible, even if you plan to attend live. You are urged to submit your proxy card in the envelope provided to you so that your shares can be voted at the 2021 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instruction on voting beginning on page 1 of the proxy statement or on the proxy card or voting instruction form.

If you have any questions or require any assistance voting your shares, please contact our proxy solicitor at the following telephone number or address:

Georgeson LLC
(212) 440-9800
1290 Avenue of the Americas, 9th Floor, New York, New York 10104

Corporate Headquarters:	6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211

By Order of the Board of Directors,
Daniel A. Boulware
General Counsel and Secretary

Overland Park, Kansas
September 24, 2021
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2021 ANNUAL MEETING
October 27, 2021

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of SelectQuote, Inc. of proxies to be voted at our 2021 Annual Meeting and any adjournment or postponement thereof. The proxies will be used at our 2021 Annual Meeting, to be held on October 27, 2021 at 9:00 a.m., central time, on the Internet via live virtual webcast. The proxy materials include our Notice of the 2021 Annual Meeting (the “Notice”) and this proxy statement (the “Proxy Statement”). These materials also include the proxy card and postage-paid return envelope or voting instruction form for the 2021 Annual Meeting.

This proxy statement contains important information regarding our 2021 Annual Meeting. It identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about September 24, 2021 to holders of record of our common stock at the close of business on September 17, 2021.

In this Proxy Statement, the terms “SelectQuote,” “the Company,” “we,” “us” and “our” refer to SelectQuote, Inc., a Delaware corporation. The mailing address of our principal executive offices is: SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

What matters are being voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters:

• The election of two Class II directors named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
• A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022;
• A proposal to approve, by non-binding advisory vote, the Company’s executive compensation program;
• A proposal to recommend, by non-binding advisory vote, the frequency of future non-binding advisory votes on executive compensation; and
• Any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
• “FOR” the election of Earl H. Devanny III and Raymond F. Weldon as Class II directors;
• “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022;
• “FOR” the approval, on a non-binding advisory basis, of the Company’s executive compensation program; and
• To recommend that we hold a non-binding advisory vote on executive compensation “EVERY YEAR”.

How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting by the stockholders entitled to vote in the election. This means that each director nominee will be elected if the number of shares voted for the nominee exceeds the number of shares voted against that nominee. Shares of our common stock not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast for or against a nominee’s election.
Proposal Two: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.
Proposal Three: The approval, on a non-binding advisory basis, of the Company’s executive compensation program requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

Proposal Four: The approval, on a non-binding advisory basis, of the frequency for holding future non-binding advisory votes on executive compensation will be determined by the alternative receiving the most votes, which will be considered to be the expressed preference of the stockholders, even if those votes do not constitute a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

What is the quorum requirement?
A quorum is the minimum number of shares required to be represented at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under Delaware law and our amended and restated bylaws. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote as of the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SLQT2021. The webcast will be accessible beginning at 8:45 a.m., central time, on October 27, 2021. The meeting will begin 15 minutes later, at 9:00 a.m., central time. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
Who is entitled to vote?
Holders of our common stock as of the close of business on September 17, 2021, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 163,834,166 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and our proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting through the online virtual meeting platform. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and our proxy materials were forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1)    By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on October 26, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(2)    By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m., eastern time, on October 26, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(3)    By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
(4)    By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SLQT2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Secretary, in writing, at SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m., eastern time, on October 26, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or nominee.
What is the effect of withheld votes, broker non-votes, and abstentions?
Votes withheld from any nominee, abstentions, and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions will have the effect of a vote “against” the ratification and appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares only on “routine” matters, which includes only Proposal Two (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022). Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), Proposal Three (say-on-pay), or Proposal 4 (say-on-frequency), which are “non-routine” matters, and, as a result, will constitute a “broker non-vote.” “Broker non-votes” will have no effect on the election of directors.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Raffaele Sadun, Chief Financial Officer, and Daniel A. Boulware, General Counsel, have been designated as proxy holders by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How are proxies solicited for the Annual Meeting?
We have retained Georgeson to assist in the solicitation of proxies. We expect to pay Georgeson $15,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by telephone, electronically, or by other means of communication. In addition, our directors and employees, without additional compensation, may solicit proxies using any of these methods.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted under the rules of the Securities and Exchange Commission (“SEC”). Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at investorrelations@selectquote.com or:
SelectQuote, Inc.
Attention: Investor Relations
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Why is the Annual Meeting being held virtually?
The Annual Meeting will be held entirely online this year. We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world. This format also better enables us to respond to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, stockholders, and community.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SLQT2021. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Our Board currently consists of seven directors. The names of and certain information about each of our directors and director nominees are set forth below. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, one class of directors is elected each year at our annual meeting of stockholders to serve a three-year term.

Our Class II directors, whose term will expire at the Annual Meeting, are Earl H. Devanny III and Raymond F. Weldon. The Board has nominated Messrs. Devanny and Weldon for election as Class II directors at the Annual Meeting, and each of them has consented to (i) serve as a nominee, (ii) be named as a nominee in this Proxy Statement, and (iii) continue to serve as a director if elected. If elected, Messrs. Devanny and Weldon will serve as directors until the Annual Meeting of Stockholders in 2024 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

Nominees for Class II Directors

The following paragraphs provide certain information as of the date of this Proxy Statement about each of our director nominees. The information presented includes information each nominee has given us about the nominee’s age, positions held with the Company, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies during the past five years.

Earl H. Devanny III, 69, was appointed to serve as a director of the Company in February 2020. Mr. Devanny has served as the Chief Executive Officer of Tract Manager, a provider of healthcare strategic sourcing and compliance application suites, since 2016. Mr. Devanny previously served as the President of Nuance Communications’ healthcare business, a provider of voice and language solutions for businesses and consumers, from 2014 to 2016. Prior to that, Mr. Devanny served as the Chairman and Chief Executive Officer of Trizetto Corporation, a healthcare information technology provider, from 2010 to 2013. Prior to that, Mr. Devanny served as the President of Cerner Corporation, a supplier of health information technology solutions, services, devices, and hardware, from 1999 to 2010. Mr. Devanny has served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly-traded bank holding company for Commerce Bank, since 2010 and currently serves as a director of Next Health Technologies and McNeil Trusts, both private companies. Mr. Devanny received his undergraduate degree from the University of the South (Sewanee). We believe Mr. Devanny’s extensive experience in the healthcare technology industry qualifies him to serve on our Board.

Raymond F. Weldon, 62, has served as a director of the Company since 2014 and as the Chairman of our Audit Committee since 2016. He is a co-founder of Brookside Equity Partners LLC and has served as one of its Managing Directors since its formation in 2012. Mr. Weldon has been employed by Hillside Capital Incorporated, a private investment company and affiliate of Brookside Equity Partners LLC, since 1999 and currently serves as one of its Managing Directors. Mr. Weldon is a Certified Public Accountant (inactive) and is a director of several private companies, including TJ Acquisition LLC and Hillsdale Furniture LLC. Mr. Weldon received his undergraduate degree from the Honors Program of LaSalle University and his Masters in Taxation from Villanova University.

Mr. Weldon was appointed to the Board in 2014 in connection with the Company’s entry into the Series D Preferred Stock Investors’ Rights and Stockholders Agreement (as amended, the “Series D Agreement”) and, pursuant to the terms of the Series D Agreement, was appointed as a Class II director immediately prior to the consummation of our initial public offering (our “IPO”).

We believe Mr. Weldon’s extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

In addition to the specific experience and qualifications identified in the biographies above, we believe that both Mr. Devanny and Mr. Weldon have a reputation for integrity, honesty, and adherence to high ethical standards. Each Class II director nominee has demonstrated ample business acumen, sound judgment, and a commitment to serving the Company and its stockholders.

The Board recommends that you vote “FOR” the election of each of the Class II director nominees.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of seven directors, all of whom, other than Messrs. Danker and Grant, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).

Directors

					Committee Membership
Name	Position	Class	Expiration of Current Term	Expiration of Term for Which Nominated	Audit	Compensation	Nominating & Corporate Governance
Timothy R. Danker	Chief Executive Officer; Director	I	2023	–
Dr. Kavita K. Patel	Director	I	2023	–			X
Earl H. Devanny III	Director	II	2021	2024	X	X
Raymond F. Weldon	Director	II	2021	2024	Chair
Denise L. Devine	Director	III	2022	–	X	Chair	X
Donald L. Hawks III	Chairman; Director	III	2022	–		X	Chair
William Grant II	Director	III	2022	–

Class I Directors

Timothy R. Danker, 48, has served as Chief Executive Officer of the Company and as a director since 2017. Mr. Danker served as the President of the Company’s Life Division from 2016 to 2019, as the Executive Vice President of the Company’s Life Division from 2015 to 2016 and as the President of the Company’s Auto & Home Division from 2012 to 2015. Prior to joining the Company, Mr. Danker co-founded and served as the Chief Executive Officer of Spring Venture Group, a senior healthcare insurance distribution platform, from 2007 to 2012. Mr. Danker received his undergraduate degree in business administration from the University of Missouri and his Master of Business Administration from the University of Kansas.

Dr. Kavita K. Patel, 47, was appointed to serve as a director of the Company in September 2020. Dr. Patel has served as a Nonresident Fellow in the Department of Economic Studies at the Brookings Institution since January 2011. Dr. Patel is also a practicing primary care physician at Mary’s Center in Washington, D.C. and has served as a Venture Partner at New Enterprise Associates since 2017. Previously, Dr. Patel served as Director of Policy for the Office of Intergovernmental Affairs and Public Engagement in the White House from 2009 to 2010, as Deputy Staff Director on Health on the late Senator Edward Kennedy’s staff from 2007 to 2009, and as a member of senior staff of the Senate Health, Education, Labor and Pensions (HELP) Committee. Dr. Patel has served as a director of Sigilon Therapeutics, Inc. (NASDAQ: SGTX) since 2020 and previously served as a director and member of the Governance and Nominating Committee of Tesaro, Inc. (NASDAQ: TSRO) from 2016 until its acquisition by GlaxoSmithKline in 2019. Dr. Patel received her undergraduate degree from the University of Texas at Austin, her Master of Public Health from the University of California at Los Angeles and her medical degree from the University of Texas Health Science Center.

Class II Directors

Please see “–Nominees for Class II Directors” above under the heading “Proposal One: Election of Directors” for the biographies of our Class II directors, Earl H. Devanny III and Raymond F. Weldon.

Class III Directors

Denise L. Devine, 66, has served as a director of the Company since February 2020 and was appointed to serve as Chair of the Compensation Committee in September 2020. Ms. Devine is the founder of FNB Holdings,

LLC, a company dedicated to initiatives in the health and wellness space, of which she has served as Chief Executive Officer since 2014. Ms. Devine is also the Co-Founder and Chief Financial Officer of RTM Vital Signs, LLC, a development stage medical device company. Ms. Devine also founded and served as the Chief Executive Officer from 1994 to 2006 of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical, and nutraceutical products. Ms. Devine previously served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. From 2005 to 2015, Ms. Devine was a member of the Board of Trustees of Villanova University and served as the Chair of the Audit and Risk Committee. Ms. Devine has served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania since 2016. Ms. Devine has also served as a director of Fulton Financial Corporation (NASDAQ: FULT), of which she is also Chair of the Human Resources Committee, since 2012, and as a director of AgroFresh Solutions, Inc. (NASDAQ: AGFS), of which she is also Chair of the Compensation and Talent Committee, since 2018. Ms. Devine also served as a director of Cubic Corporation (NYSE: CUB) from 2019 until its sale in 2021. Ms. Devine is a Certified Public Accountant, and received her Masters in Business Administration from The Wharton School at the University of Pennsylvania, her Masters in Taxation from Villanova Law School, and her undergraduate degree in Accounting from Villanova University. Ms. Devine’s management, business, and finance experience qualifies her to serve on our Board.

William Grant II, 71, has served as a director of the Company since 2010 and as the Vice Chairman of the Board since 2017. Mr. Grant previously served as the Company’s President from 2015 to 2017, as the Senior Vice President of Health and Risk Management at Quest Diagnostics Incorporated from 2005 to 2007, and as the Chairman, President, and Chief Executive Officer of LabOne, Inc. from 1995 to 2005. Prior to that, Mr. Grant served as the Chairman of the Board and Chief Executive Officer from 1993 to 1995, and as the President and Chief Executive Officer from 1990 to 1993, of Seafield Capital Corporation. Mr. Grant also served as the President and Chief Executive Officer of Business Men’s Assurance Company of America from 1986 to 1990. Mr. Grant has served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly-traded bank holding company for Commerce Bank, since 1983. Mr. Grant received his undergraduate degree from Kansas University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Grant is the father of William Grant III, the Chief Operating Officer of the Company, and Robert Grant, the President of the Company’s Senior Division. Mr. Grant’s extensive experience in the healthcare industry and deep knowledge of our business qualifies him to serve on our Board.

Donald L. Hawks III, 46, has served as a director of the Company since 2014 and was appointed to serve as the Chairman of the Board in February 2020. He has served as a Managing Director and the President of Brookside Equity Partners LLC since its formation in 2012. He is a director of multiple private companies, including BEP AUL Holdings LLC, Cash Management Solutions Limited, Hillsdale Furniture Holdings LLC, and Ultra Aluminum Manufacturing Inc. He serves on the Investment Committee of the Rockefeller Family Fund and is a Board Member of the Fresh Air Fund. Mr. Hawks received his undergraduate degree from Georgetown University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Hawks was appointed to the Board in 2014 in connection with the Series D Agreement and, pursuant to the terms of the Series D Agreement, was appointed as a Class III director immediately prior to the consummation of our IPO.

We believe Mr. Hawks’ extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. As the Chairman of the Board, Donald Hawks presides over meetings and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. The Board believes the separation of these roles is the appropriate approach for the Company for several reasons, including:

•Allowing us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance;

•Enabling our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy, and overseeing our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management;

•Facilitating our succession planning process; and

•Demonstrating our commitment to good corporate governance.

The Board reviews this structure from time to time and will evaluate the proper allocation of the duties and responsibilities of each of the Chief Executive Officer and the Chairperson of the Board whenever considering candidates for these positions in the future.

Board’s Role in Risk Oversight

Informed oversight of our risk management policies and procedures is among the key functions of our Board. Specifically, the Board is responsible for fulfilling its oversight responsibilities regarding the Company’s practices with respect to enterprise risk assessment and management, including exposure to any significant non-financial risks. While the Board has not established a separate risk management committee, the Board exercises its oversight of our risk management practices with the assistance of its existing standing committees, each of which addresses risks inherent in its respective area of oversight.

In conjunction with management and our independent auditor, the Audit Committee is responsible for reviewing our exposure to certain financial risks and assessing the policies and procedures, including investment policies, implemented by management to monitor and control our exposure to these risks. The Audit Committee is responsible for monitoring our compliance with legal and regulatory requirements and overseeing the performance of our external audit function.

The Compensation Committee is responsible for evaluating and discussing any risks associated with our compensation policies, plans, and practices that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance practices, including our Corporate Governance Guidelines, and evaluating the duties, functions, and composition of the various standing committees of the Board.

Director Independence

Our common stock is listed on the NYSE. Under the NYSE’s listing standards, a listed company’s board of directors must be comprised of a majority of independent directors. Under the listing standards, a director will be considered independent if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The listing standards also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.

Members of the audit and compensation committees must also satisfy the additional independence criteria set forth in the both NYSE listing standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for directors serving on each of these committees.

Our Board undertakes a review of the independence of each director on at least an annual basis. Based on information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that each of Mr. Hawks, Mr. Devanny, Ms. Devine, Dr. Patel, and Mr. Weldon does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of these directors is “independent,” as defined under NYSE listing standards. The Board has also determined that each of Messrs. Weldon and Devanny and Ms. Devine, the members of our Audit Committee, and Ms. Devine and Messrs. Devanny and Hawks, the members of our Compensation Committee, satisfies the independence standards of both the SEC and NYSE with respect to membership on such committees. In evaluating each director’s independence with respect to service on the Board and any of its standing committees, the Board considered each director’s relationship with the Company and its affiliates and all other facts and circumstances the Board deemed relevant, including the beneficial ownership of our capital stock of each director and any institutional stockholder with which he or she is affiliated.

Board Meetings and Committees

The number of directors on our Board is fixed exclusively by the Board. Our Board currently consists of seven directors.

During the 2021 Fiscal Year, our Board held four (4) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate sum of all Board meetings and all applicable committee meetings held during the period of his or her service. Under our Corporate Governance Guidelines, directors are expected to devote such time and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to attend all Board meetings, all meetings of the committees on which they serve, and our annual meeting of stockholders. All of our directors attended our 2020 annual meeting.

The Board has established standing committees in connection with the discharge of its responsibilities. These committees are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and our corporate governance documents. A copy of each committee’s charter is posted on the corporate governance section of our website, www.selectquote.com. Directors serve on these committees until their resignation or such other time as determined by the Board.

Audit Committee

The members of our Audit Committee are Raymond F. Weldon (Chair), Earl H. Devanny III, and Denise L. Devine. Our Board has determined that Mr. Weldon and Ms. Devine are “audit committee financial experts” within the meaning of applicable SEC rules. Our Board has affirmatively determined that Ms. Devine’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on our Audit Committee. Our Audit Committee met seven (7) times during the 2021 Fiscal Year.

The Audit Committee’s primary responsibilities include, among other things:

•Overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•Reviewing the effectiveness of our legal and regulatory compliance programs;

•Overseeing our financial reporting process, including the filing of financial reports; and

•Selecting independent auditors, evaluating their independence and performance, and approving their services and fees.

Compensation Committee

The members of our Compensation Committee are Ms. Devine (Chair), Mr. Devanny, and Mr. Hawks, each of whom is a non-employee director who meets applicable NYSE independence standards. Our Compensation Committee met four (4) times during the 2021 Fiscal Year.

As set forth in its charter, the Compensation Committee’s responsibilities include:

•Ensuring our executive compensation programs support organizational objectives and stockholder interests and emphasize pay-for-performance;

•Evaluating, on a periodic basis, the competitiveness of (1) the Company’s overall compensation plans, and (2) the compensation, including cash retainers and equity compensation, of our non-employee directors;

•Evaluating, approving, and setting performance criteria for the compensation of our chief executive officer and other executive officers;

•Overseeing the implementation and administration of our equity compensation plans;

•Reviewing and assessing, on an annual basis, the adequacy of its charter and recommending any proposed changes for approval by the Board; and

•Annually reviewing its own performance.

See “Compensation Discussion and Analysis, –Role of the Compensation Committee” for additional information regarding the Compensation Committee’s responsibilities with respect to the compensation of our executive officers.

Pursuant to its charter, the Compensation Committee may delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee. The Compensation Committee did not delegate any of its responsibilities during the fiscal year ended June 30, 2021.

The Compensation Committee also has the authority to retain outside compensation consultants for advice. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such consultant, and the Company is responsible for providing appropriate funding for payment of reasonable compensation to any such consultant, as determined by the Compensation Committee. In retaining a consultant, the Compensation Committee evaluates its independence by considering the following six factors and any other factors the Compensation Committee deems relevant to the consultant’s independence from management:

•Provision of other services to the Company by the firm that employs the consultant;

•Amount of fees paid by the Company to the firm that employs the consultant, as a percentage of that firm’s total revenue;

•Policies and procedures of the firm that employs the consultant regarding prevention of conflicts of interest;

•Any business or personal relationship between the consultant and any member of the Compensation Committee;

•Ownership by the consultant of the Company’s common stock held in an actively-managed account; and

•Any business or personal relationship between the consultant, or any firm that employs the consultant, and any of the Company’s executive officers.

The Compensation Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as an independent consultant to advise on executive and non-employee director compensation matters for the 2021 Fiscal Year. Semler Brossy reports directly to our Compensation Committee and does no other work for the Company. As requested, representatives of Semler Brossy attend Compensation Committee meetings, participate in executive sessions, and communicate with Compensation Committee members outside of meetings. The Compensation Committee considered the above six factors and determined that Semler Brossy qualifies as an independent compensation consultant in accordance with applicable SEC and NYSE rules. For further discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, as well as the advice provided by Semler Brossy, see “Executive Compensation –Compensation Discussion and Analysis”.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Hawks (Chair), Ms. Devine, and Dr. Patel. Our Nominating and Corporate Governance Committee met three (3) times during the 2021 Fiscal Year.

The responsibilities of the Nominating and Corporate Governance Committee include:

•Recommending nominees for our Board and its committees;

•Making recommendations to our Board regarding the size and composition of our Board and its committees;

•Reviewing our Corporate Governance Guidelines and proposed amendments to our bylaws and certificate of incorporation; and

•Reviewing and making recommendations regarding stockholder proposals.

Identifying and Evaluating Director Nominees. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, considering and selecting, and recommending for the selection of the Board, candidates who fit the criteria for membership to fill positions on the Board, including any vacancies. The Nominating and Corporate Governance Committee is also responsible for reviewing any candidates nominated by stockholders. The Committee may gather information about candidates through interviews, detailed questionnaires, comprehensive background checks, and any other means the Committee deems appropriate in the evaluation process. After gathering information, the Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and in light of the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for director nominee for the approval of the Board.

Minimum Qualifications. The Nominating and Corporate Governance Committee identifies, evaluates, and recommends candidates for director nominee in accordance with the provisions of its charter. While the Company has no minimum qualifications for director nominees, the charter sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in assessing candidates, including the candidate’s character, integrity, judgment, independence, age, skills, education, expertise, corporate experience, understanding of the Company’s business, and, for current directors eligible for nomination for re-election, length of service to the Company.

As set forth in the charter, the Committee also considers each candidate’s potential contributions to the diversity of our Board. While the Company does not maintain a formal diversity policy, the Board and the Nominating and Corporate Governance Committee believe that considerations of diversity are, and will continue to be, an important factor in assessing the composition of our Board, as varied points of view contribute to a more effective decision-making process. Accordingly, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, expertise, and professional experience in making determinations regarding nominations of directors.

To be nominated to the Board, candidates must have a proven history of achievement and competence in their fields, the ability to offer advice and guidance to our management team and make significant contributions to our success, and an understanding of directors’ fiduciary responsibilities to the Company and its stockholders. Nominees must also have, in the judgment of the Committee, sufficient time available to perform all Board and committee responsibilities, including attending and participating in all meetings.

At its discretion, the Committee may also consider any other facts and circumstances it deems necessary or advisable. Once the Committee has completed its review and evaluation of candidates for director nominee, the Committee recommends candidates to the full Board for selection and approval.

Stockholder Recommendations and Nominations to the Board. The Nominating and Corporate Governance Committee will consider director nominee candidates properly recommended by our stockholders. To be considered by the Nominating and Corporate Governance Committee, any such recommendation for nomination must be received by the Committee not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Nominee candidates recommended by stockholders are evaluated in the same manner as nominee candidates recommended by other sources.

All recommendations for director candidates must be submitted in writing to our Secretary at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, and must include the following:

•Name and address of the stockholder making the recommendation;

•The class or series and number of shares of the Company’ stock held of record by such stockholder;

•All information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a);

•A completed and signed questionnaire, representation and agreement required by Section 2.9 of our amended and restated bylaws;

•A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommend for consideration as a director nominee;

•A description of all arrangements or understandings between the stockholder and the proposed director nominee;

•The consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and

•Any other information regarding such stockholder and the proposed director nominee that is required to be included in the proxy statement.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, which were adopted by the Board in accordance with applicable NYSE listing rules, our non-employee directors meet regularly in scheduled executive sessions without management. Mr. Hawks, our non-employee Chairman of the Board, presides at these executive sessions. Our Corporate Governance Guidelines are described more fully below under “–Corporate Governance Guidelines.”

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board and individual directors through an established process for stockholder communication. Stockholders and other interested persons may communicate with the Board or individual directors by submitting written correspondences to the Company’s headquarters at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, Attn: Secretary. The Secretary may facilitate or direct such communications with the Board or individual directors by reviewing, sorting, and summarizing such communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that address a number of topics, including:

•director independence and qualifications;

•director responsibilities, orientation, and continuing education;

•director compensation;

•director attendance;

•annual Board self-evaluations; and

•director communication and access to management and associates.

Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Corporate Governance Guidelines as appropriate. The Corporate Governance Guidelines are available online in the “Investor Relations” section of our website, www.selectquote.com. Copies of our Corporate Governance Guidelines may be obtained without charge upon written request to our Secretary at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Code of Business Conduct and Ethics addresses several topics, including:

•compliance with laws, including those related to insider trading;

•conflicts of interest;

•confidentiality of Company information;

•gifts and entertainment;

•accuracy of financial reporting and recordkeeping;

•employee health and safety; and

•anti-harassment and anti-discrimination.

The Audit Committee reviews the Code of Business Conduct and Ethics on an annual basis, and the Board will review and act upon any proposed additions or amendments as appropriate. The Code of Business Conduct and Ethics is available online in the “Investor Relations” section of our website, www.selectquote.com, and copies of the code may be obtained without charge upon written request to our Secretary at our corporate headquarters. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

In addition to the Code of Business Conduct and Ethics, we also maintain other written policies on specific topics like harassment prevention, related-party transactions, and whistleblowers. Our whistleblower policy establishes procedures for reporting, receiving, and handling complaints related to our auditing, accounting, and financial reporting practices and known or suspected violations of our Code of Business Conduct and Ethics or applicable laws, including U.S. federal securities, anti-fraud, and anti-corruption laws. The policy enables employees to report concerns on a confidential, anonymous basis and protects whistleblowers from harassment, discrimination, and other forms of retaliation, including adverse employment action.

Non-Employee Director Compensation

Our non-employee director compensation program aims to provide fair and competitive compensation to our non-employee directors for their service to the Company.

In addition to the cash retainers and equity compensation described below, the Company also reimburses our directors for all reasonable out-of-pocket expenses incurred in attending any meeting of the Board or any committee thereof; however, we do not pay separate fees to our directors for attending individual meetings, which is an expected part of Board service.

Cash Retainers

Each of our non-employee directors receives an annual cash retainer from the Company for his or her service on the Board. Additional annual retainers are paid to our non-executive chairperson and committee chairs in recognition of their additional service to the Company. The amounts of the cash retainers, which are set by the Compensation Committee and approved by the Board, are set forth in the table below. Annual retainers are prorated for service constituting less than a full fiscal year.

Annual Retainer for Board Membership
Annual service on the Board	$40,000
Annual service as non-executive chairperson	$22,500

Additional Annual Retainer for Committee Membership
Annual service as chair of the Audit Committee	$17,500
Annual service as chair of the Compensation Committee	$12,500
Annual service as chair of the Nominating and Corporate Governance Committee	$7,500

Equity Compensation

Initial Stock Option Grant. Upon his or her initial election to the Board, each non-employee director is awarded an initial, one-time grant of non-qualified stock options, each representing the right to purchase one share of our common stock, with a target value of $125,000 (an “Initial Option Grant”). Initial Option Grants vest ratably in three equal installments on each of the first three anniversaries of the grant date, subject to the award recipient's continued service as a director at the applicable vesting date.

RSU Retainers. At the discretion of the Compensation Committee, non-employee directors also receive an annual grant of restricted stock units on the date of our annual meeting of stockholders for the applicable fiscal year. The number of RSUs granted to each non-employee director is calculated by dividing the target grant amount, $100,000, by the closing price of our common stock on the grant date, rounded to the nearest whole share. The RSUs vest on the date of the annual meeting of stockholders for the following fiscal year, subject to the award recipient's continued service as a director. Each of our non-employee directors will receive an award of restricted stock units at the 2021 Annual Meeting.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended June 30, 2021. Directors who are also employees of the Company receive no additional compensation for their service as directors. As our Chief Executive Officer and a member of our Board, Mr. Danker received no additional compensation for his services as a director. Please see “Executive Compensation” for details about Mr. Danker’s compensation for the fiscal year ended June 30, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
Donald L. Hawks III	$70,000(2)	$107,452	–	–	$177,452
William Grant II(3)	$20,000(4)	$107,452	–	$109,518(5)	$236,970
Donald Britton(6)	$11,984(7)	–	–	–	$11,984
Earl H. Devanny III	$40,000(8)	$107,452	–	–	$147,452
Denise L. Devine(9)	$49,647(10)	$107,452	–	–	$157,099
Dr. Kavita K. Patel11)	$30,870(12)	$107,452	$135,948(13)	–	$274,270
Raymond F. Weldon	$57,500(14)	$107,452	–	–	$164,952

(1) Amounts shown do not reflect compensation actually received. Amounts reflect the grant date fair value of the restricted stock units granted to our non-employee directors on December 9, 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value is calculated pursuant to the Black-Scholes valuation methodology, using the closing market price of our common stock on the grant date.
(2) Amount includes a $40,000 cash retainer for Mr. Hawks’ service as a non-employee director, an additional $22,500 cash retainer for Mr. Hawks’ service as Chairman of the Board, and an additional $7,500 cash retainer for Mr. Hawks’ service as the Chair of our Nominating and Corporate Governance Committee.
(3) As the former President of the Company, Mr. Grant was party to an employment agreement with the Company until the agreement’s expiration on December 31, 2020. Accordingly, Mr. Grant did not receive compensation for his service as a director during the first half of the 2021 Fiscal Year.
(4) Amount includes a $20,000 cash retainer for Mr. Grant’s service as a non-employee director beginning on January 1, 2021.
(5) Amount includes salary and benefits paid to Mr. Grant for his service as an employee of the Company from July 1, 2020 through December 31, 2020.
(6) Mr. Britton resigned from the Board on September 23, 2020.
(7) Amount includes a $9,131 cash retainer for Mr. Britton’s service as a non-employee director, and an additional $2,853 cash retainer for Mr. Britton’s service as Chair of our Compensation Committee, from July 1, 2020 until his resignation from the Board on September 23, 2020.
(8) Amount includes a $40,000 annual retainer for Mr. Devanny’s service as a non-employee director.
(9) Ms. Devine was appointed Chair of our Compensation Committee upon Mr. Britton’s resignation from the Board on September 23, 2020.

(10) Amount includes a $40,000 cash retainer for Ms. Devine’s service as a non-employee director, in addition to a $9,647 cash retainer for her service as Chair of our Compensation Committee beginning on September 24, 2020.
(11) Dr. Patel was appointed to the Board on September 23, 2020.
(12) Amount includes a $30,870 cash retainer for Dr. Patel’s service as a non-employee director beginning on September 24, 2020.
(13) Amount shown does not reflect compensation actually received. Amount reflects the grant date fair value of the Initial Option Grant granted to Dr. Patel on December 9, 2020, computed in accordance with FASB ASC Topic 718. The grant date fair value is calculated pursuant to the Black-Scholes valuation methodology, using the closing market price of our common stock on the grant date.
(14) Amount includes a $40,000 cash retainer for Mr. Weldon’s service as a non-employee director and an additional $17,500 cash retainer for Mr. Weldon’s service as Chair of our Audit Committee.

Stock Ownership Guidelines for Non-Employee Directors

The Board has adopted stock ownership guidelines to further align the interests of our directors with that of our stockholders in creating long-term value for the Company. Under the guidelines, each of our non-employee directors is expected to own shares of our common stock having an aggregate value equal to at least five times the amount of the annual cash retainer paid to him or her for Board service (not including any additional retainers for service as Chairman of the Board or Chair of one of our standing committees). Mr. Danker, our Chief Executive Officer, is expected to hold shares of our common stock having an aggregate value equal to at least five times his annual base salary. While directors are not required to satisfy the ownership guidelines by a specific date, all directors must retain 100% of all vested shares, net of taxes, received under any Company equity compensation plan until he or she has attained the required level of stock ownership. Once the Board has determined that a director has met the required level of stock ownership, declines in the market value of the shares held by the director following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all directors have attained the requisite level of stock ownership.

Compensation Committee Interlocks and Insider Participation

During the most recent fiscal year, none of our executive officers served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or a committee of our Board, and none of the Compensation Committee members served as on officer of employee of the Company or a subsidiary of the Company.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of June 30, 2021. The ages shown are current as of September 24, 2021.

Name	Age	Position(s)
Timothy R. Danker	48	Chief Executive Officer and Director
Raffaele Sadun	45	Chief Financial Officer
William Grant III	46	Chief Operating Officer
Floyd O. May III	45	Chief Information Officer
Matthew S. Gunter	48	Chief Communications Officer
Robert Grant	37	President, Senior Division
Ryan Souan	47	Executive Vice President, Auto & Home Division
Paul Gregory	38	Executive Vice President, Life Division
Daniel A. Boulware	45	General Counsel and Secretary

Executive Officers

Please see “Corporate Governance, –Directors, –Class I Directors” above for Mr. Danker’s biography.

Raffaele Sadun, 45, has served as the Chief Financial Officer of the Company since 2017. Prior to joining the Company, Mr. Sadun served as the Chief Financial Officer of The Mutual Fund Store from 2014 until its sale in 2016 to Financial Engines, one of the largest independent registered investment advisors in the United States, where he served as Senior Vice President of Finance from 2016 to 2017. Mr. Sadun served as the Chief Financial Officer of Adknowledge, one of the largest digital advertising companies in the United States, from 2012 to 2014 and as the Chief Financial Officer of SeaWorld Parks & Entertainment from 2010 to 2011. Mr. Sadun is an honors graduate in Management of The London School of Economics.

William Grant III, 46, has served as the Company’s Chief Operating Officer since 2019. Mr. Grant previously served as the Company’s Chief Marketing Officer and President of the Company’s Senior Division from 2017 to 2019 and as the Senior Vice President of Marketing for the Company’s Senior Division from 2012 to 2017. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the son of William Grant II, a member of the Company’s Board and the former President of the Company, and the brother of Robert Grant, the President of the Company’s Senior Division.

Floyd O. May III, 45, has served as the Company’s Chief Information Officer since 2019. Prior to joining the Company, Mr. May served as the Director of Operations for the United States Office of Public and Indian Housing from 2018 to 2019. From 2013 to 2018, Mr. May served as a Business Program Manager for the United States Department of Housing and Urban Development, where he served in a variety of other operational leadership roles from 2006 to 2013. Mr. May earned his undergraduate degree in Business Administration from the Howard University School of Business, from which he graduated with honors.

Matthew S. Gunter, 48, has served as the Company’s Chief Communications Officer since May 2020 and previously served as the President of the Company’s Auto & Home Division beginning in 2016. Prior to joining the Company, Mr. Gunter served as the Vice President of National Retail Channels for Sprint Corporation from 2013 to 2016 and in a variety of leadership roles within the Finance and Marketing organizations at Sprint Corporation from 2003 to 2013. Earlier in his career, Mr. Gunter worked as a management consultant at Bain & Company and Arthur Andersen LLP. Mr. Gunter earned his Bachelor of Business Administration from the University of Notre Dame and his Master of Business Administration from the Kellogg School of Management at Northwestern University.

Robert Grant, 37, has served as the President of the Company’s Senior Division since 2019. Mr. Grant previously served as the Company’s Chief Revenue Officer from 2017 to 2019; the Senior Vice President of Sales of the Company’s Life Division from 2016 to 2017; and as the Director of Sales and Operations for the Company’s Senior Division from 2013 to 2016. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the son of William Grant II, a member of the Company’s Board and the former President of the Company, and the brother of William Grant III, the Company’s Chief Operating Officer.

Ryan Souan, 47, has served as the Executive Vice President of the Company’s Auto and Home Division since January 2021. Prior to his current role, Mr. Souan served as the Company’s Executive Vice President of Marketing beginning in July 2020; the Senior Vice President of Marketing from April 2020 to July 2020; and the Vice President of Marketing from 2017 to April 2020. Prior to joining the Company, Mr. Souan held a variety of marketing roles, beginning in 2006, at Sprint Corporation, where he was most recently the Director of Customer Acquisition. Mr. Souan earned his Bachelor of Business Administration from Baylor University and his MBA from the Kellogg School of Management at Northwestern University.

Paul Gregory, 38, has served as Executive Vice President of the Company’s Life Division since 2019. Mr. Gregory previously served as the Company’s Senior Vice President of IT, Data Science, and Recruiting in 2019; the Company’s Senior Vice President of IT and Data Science from 2016 to 2019; and the Vice President of Sales and Operations of the Company’s Senior Division in 2016. Prior to joining the Company, Mr. Gregory served as the Chief Revenue Officer of Corvisa, a provider of cloud-based communications solutions, from 2012 to 2016. Mr. Gregory serves on the board of directors of System Target, LLC, a private consulting company. Mr. Gregory earned his undergraduate degree and Master of Business Administration from the University of Kansas.

Daniel A. Boulware, 45, has served as the Company’s General Counsel and Secretary since October 2019. Prior to joining the Company, Mr. Boulware was the Vice President and General Counsel for SS&C Health, the healthcare segment of SS&C Technologies Holdings, Inc., a public company providing technology to the financial services industry and pharmacy benefit management, medical claims processing, data analytics, and associated technology to the healthcare industry. Mr. Boulware began his career in 2002 as an associate at Polsinelli PC, where he was made Shareholder in 2012. Mr. Boulware earned his undergraduate degree, Juris Doctor degree and Master of Business Administration from the University of Kansas.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ended June 30, 2022, and we are asking you and other stockholders to ratify this appointment. Deloitte served as our independent registered public accounting firm during the fiscal year ended June 30, 2021.

Although ratification of the appointment of Deloitte is not required by our amended and restated bylaws or otherwise, our Board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance. A majority vote of the shares present in person or represented by proxy and entitled to vote is required in order to ratify the appointment of Deloitte. In the event that our stockholders do not ratify this appointment of Deloitte, our Audit Committee will reconsider whether to retain Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) rules on accountant independence. The Audit Committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.

Audit Fees

The following table sets forth the fees billed or to be billed by Deloitte and its affiliates for professional services rendered with respect to the fiscal years ended June 30, 2021 and 2020. All of these services were approved by the Audit Committee.

Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$1,750,000	$3,008,245
Audit-Related Fees (2)	453,368	817,405
Tax Fees (3)	177,227	175,725
All Other Fees (4)	—	434,487
Total Fees	$2,380,595	$4,435,862

(1) Audit Fees consist of fees for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include services provided in connection with the audit report on the effectiveness of internal control over financial reporting and other attest services; services related to filings with the SEC, including the initial public offering, comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards; and acquisitions.
(3) Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4) All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended June 30, 2022.

Audit Committee Report

The Audit Committee is a standing committee of the Board comprised solely of independent directors, as required under NYSE listing standards and applicable SEC rules and regulations. The Audit Committee operates under a written charter, which has been approved by our Board and is available in the Corporate Governance section of our website, www.selectquote.com. The Audit Committee’s composition and responsibilities and the qualifications of its members as reflected in its charter, are intended to comply with applicable corporate audit committee requirements. The Audit Committee reviews and assesses its performance and the adequacy of its charter on an annual basis.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, and the Company’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable PCAOB standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has:

1.reviewed and discussed the audited financial statements with management and Deloitte;
2.discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as supplemented or amended, and as adopted by the PCAOB;

3.received from Deloitte the written disclosures and the letter required by the applicable rules of the PCAOB; and
4.discussed Deloitte’s independence with Deloitte.

Based on the Audit Committee’s review and discussions with management and Deloitte, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021 for filing with the SEC.

THE AUDIT COMMITTEE

Raymond F. Weldon, Chair
Earl H. Devanny III
Denise L. Devine

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of our executive compensation program, including the annual compensation for certain of our executive officers, listed in the table below (our “named executive officers”), for the 2021 Fiscal Year.

Name	Title
Timothy R. Danker	Chief Executive Officer
Raffaele Sadun	Chief Financial Officer
William Grant III	Chief Operating Officer
Robert Grant	President, Senior Division
Daniel A. Boulware	General Counsel and Secretary

Executive Summary

Our Compensation Committee is responsible for the design, implementation, and approval of the compensation of our executive officers. The goal of our executive compensation program is to compensate our executive officers in a manner that is driven by the financial performance of the Company, aligned with the interests of stockholders, and supports our business strategy. Accordingly, we seek to tie the incentive compensation of each executive officer to company financial performance and stockholder returns.

In our first full fiscal year as a public company, we implemented executive compensation policies, including annual equity grants that were aligned with the long-term interests of our stockholders and consistent with the key indicators of our success. Under the leadership of our executive team, including our named executive officers, we delivered a record performance in the 2021 Fiscal Year, achieving strong financial results while continuing to grow rapidly and protecting the health and safety of our workforce throughout the COVID-19 pandemic. Highlights of our performance in the 2021 Fiscal Year include the following:

•    We generated full-year consolidated revenues of $938 million, up 76% from the previous year.

•    We generated *adjusted EBITDA* of approximately $228 million, up approximately 48% from the previous year.

•    Our Senior Division grew both submitted and approved Medicare Advantage policies by over 100% from the previous year.

    •    We launched a new business, Population Health, which will allow us to deepen our relationships with our customers, help improve patient outcomes, and create meaningful new revenue streams at attractive customer acquisition economics.

    •    As one component of Population Health, we acquired a closed-door medication management pharmacy, recently branded SelectRx, aimed at educating seniors about their prescription medications and helping them improve their medication adherence.

    •    We amended our credit agreement, lowering our borrowing costs on term loan borrowings and increasing our operational flexibility.

    •    We grew our workforce to more than 3,300 employees while continuing to operate in a fully remote working environment due to the COVID-19 pandemic.

* Adjusted EBITDA is a non-GAAP financial metric. For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on page 54 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

Compensation Philosophy

Our compensation philosophy is based on our belief that the central purpose of our executive compensation program should be to aid the Company in creating sustained, long-term value for our stockholders by attracting and retaining qualified, high-performing executives to lead the pursuit of our corporate and business objectives. In service of this purpose, we strive to provide compensation packages that are market competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership in the Company.

Specifically, our executive compensation program is designed to:

•Attract, motivate, and retain critical and high-performing executives;

•Deliver target compensation to all executives that is informed by market competitive pay;

•Align executives’ incentives with both the short-term and long-term interests of our stockholders;

•Ensure a substantial portion of each executive’s total compensation is “at-risk” and dependent on the Company’s performance;

•Ensure actual payouts are reflective of our financial performance and align with strategic business goals that enhance stockholder value; and

•Consider aggregate pay levels in total for our named executive officers, with an emphasis on internal equity and consistency.

In support of these goals, our executive compensation program incorporates corporate governance best practices, including the following principles:

•    A significant portion of the total compensation of our executive officers is provided in the form of performance-based incentives, tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

•Aggregate total compensation paid to our executives is competitive with market pay levels for similar positions.

•    Our executive employment agreements do not provide for automatic salary increases or guaranteed incentive payments. The Compensation Committee reviews the terms of the employment agreements periodically to determine whether the terms of the agreements continue to further our goals.

    •    The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants before making retention decisions.

    •    The cash severance arrangements and accelerated vesting of equity provided to our executives are “double trigger,” requiring a termination event following a change in control before any cash severance payments or accelerated vesting are triggered;

    •    We do not provide excise tax “gross-up” payments in connection with a future change in control.

    •    The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of them, create risks that are reasonably likely to have a material adverse effect on the Company.

    •    Executive officers are subject to robust stock ownership requirements of 5x base salary for our Chief Executive Officer and 3x base salary for each other named executive officer.

•    All employees and directors are generally prohibited from purchasing shares of our common stock on margin; short selling our common stock; pledging, whether directly or indirectly, shares of our common stock as collateral for a loan; and engaging in transactions designed to hedge our common stock, subject to certain exceptions. See “ –Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy” below.

While we believe the goals and principles underlying our compensation philosophy are critical to any successful executive compensation program and will continue to inform our process and decision-making regarding the compensation of our executives, we will continue to evaluate our compensation philosophy on an ongoing basis to ensure our compensation programs evolve according to market conditions and the goals of the Company.

Role of the Compensation Committee

Our Compensation Committee, which consists solely of directors meeting the NYSE standards for independence and the SEC’s requirements for compensation committee member independence, discharges the Board’s responsibilities relating to the compensation of our directors and executive officers. Specifically, the Compensation Committee is responsible for:

•Overseeing all aspects of our executive compensation programs, including annual base salary; annual incentive bonus (including the specific goals and amounts); equity compensation; employment agreements, severance arrangements, and change in control agreements/provisions; signing bonuses and payment of relocation costs; and any other forms of compensation and benefits for the chief executive officer and other executive officers of the Company;

•Reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers of the Company;

•Acting as administrator of the Company’s equity compensation plans pursuant to which the equity and annual cash incentive awards that form the majority of our executive compensation program are made;

•Approving the grant of restricted stock units, options to purchase the Company’s common stock, and other equity grants pursuant to the Company’s equity compensation plans, and amending such restricted stock units, options, and other equity grants as needed;

•Making recommendations to the Board regarding amendments to the equity compensation plans, and changes in the number of shares reserved for issuance thereunder;

•Evaluating, on a periodic basis, the competitiveness of the compensation of the chief executive officer and other executive officers of the Company;

•Reviewing market trends and changes in competitive compensation practices and, based on this assessment, adjusting our executive compensation program and recommending changes to the remuneration of members of our Board;

•Retaining any outside executive compensation advisors, including compensation consultants, legal counsel, accounting and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices; and

•Evaluating the independence of any such compensation consultant in accordance with Item 407(e)(3)(iv) of Regulation S-K.

Our Compensation-Setting Process

In preparation for our IPO in May 2020, the Compensation Committee, with the assistance of its outside compensation consultant, Semler Brossy, initiated changes to the Company’s executive compensation practices to better align them with the needs and expectations of a public company. As part of this effort, the Compensation Committee approved increased cash compensation levels and the new design of our annual incentive and long-term incentive programs. In addition, the Compensation Committee implemented an annual compensation-setting process designed to assist the Committee in aligning our compensation practices with the philosophy and objectives stated above. This process is described below:

Q1 (July 1 – September 30)
Prior-Year Performance & Incentive Payouts: Calculate and approve incentive payouts to executive officers in light of company-wide performance for the prior fiscal year.
Current-Year Compensation & Performance Goals: Approve executive pay changes (salary, target bonus and equity grants), equity grants for named executive officers and in aggregate for broader employee populations, and incentive goals for the upcoming year (including CEO objectives).

Committee Diligence: Review and approve proxy materials. Review the performance and independence of outside compensation consultant and evaluate Compensation Committee performance of assess Compensation Committee charter, and evaluate Committee performance, including compliance with charter.

Q2 (October 1 – December 31)
HR and Compensation Risk: Review retirement and benefit plans, human capital management items, and compensation risk assessment, including any proxy advisor and shareholder feedback.
Q3 (January 1 – March 31)
Trends and Peer Group: Review and evaluate peer group, review and discuss regulatory updates and trends that relate to governance and compensation, and assess the appropriateness of incentive plans.
Q4 (April 1 – June 30)
Year-End Pay Review:
•Review market data, proposed executive pay changes, equity grant practices and set equity grant budgets for coming year.
•Review CEO objectives, proposed annual and long-term incentive designs for upcoming year, estimate of annual incentive payout for current year, and executive performance.

Role of the Compensation Consultant

The Compensation Committee continued to engage Semler Brossy during the 2021 Fiscal Year to assess the competitiveness of our executive compensation programs and practices to assist the Compensation Committee in making compensation decisions for our named executive officers for the 2021 Fiscal Year. Throughout the 2021 Fiscal Year, Semler Brossy provided the following services as requested by the Compensation Committee:

•assisted in the development of the compensation peer group used to understand market competitive compensation practices;

•reviewed and assessed our compensation practices and the cash and equity compensation levels of our non-employee directors and executive officers, including our named executive officers;

•reviewed and assessed our current compensation programs to determine any changes that may need to be implemented to remain competitive with the market and conducted an equity burn rate and overhang analysis;

•reviewed and assessed our current severance and change in control benefits against peer practices; and

•advised on trends and regulatory developments relating to executive compensation and collaborated on the risk assessment relating to incentive compensation.

As discussed above, the Compensation Committee assessed the independence of our advisers at Semler Brossy and determined them to be independent under applicable SEC and NYSE rules.

Role of Management

The Compensation Committee and its outside advisors also work closely with Mr. Danker, our Chief Executive Officer, to determine the compensation of our named executive officers, each of whom reports directly to the Chief Executive Officer. Our Chief Executive Officer does not participate in our Compensation Committee’s deliberations or decisions about his own compensation.

Our Chief Executive Officer reviews the performance of the other named executive officers for the prior year and shares those evaluations with, and makes recommendations to, the Compensation Committee. These recommendations concern each pay element for each of our named executive officers, other than himself, based on the Company’s performance, market pay levels for comparable roles, the individual’s contribution to Company performance, and the individual’s performance against various goals and responsibilities.

The Compensation Committee considers our Chief Executive Officer’s recommendations and consults our independent advisors when making decisions on the compensation of the other named executive officers. In all cases, the final decisions on compensation of our named executive officers are determined on an aggregate basis and made by the Compensation Committee. None of our named executive officers participates in the determination of the amounts or elements of his own compensation.

The Compensation Committee, in consultation with our independent advisors, determines and approves changes in the Chief Executive Officer’s compensation based on its review of his individual performance and our performance as a whole.

The Compensation Committee ultimately determined the compensation of the named executive officers on an aggregate basis based on consideration of internal equity across the named executive officers given their parity in criticality and subsequently set the compensation of our named executive officers to reflect the aggregate approach.

Use of Comparative Market Data

We aim to compensate our executive officers at levels that are commensurate, both on an individual and aggregate basis, with competitive levels of compensation for executives in similar positions at peer companies with whom we compete to hire and retain executive talent. Accordingly, we evaluate and consider the compensation practices of peer companies in making compensation-related decisions; however, we do not engage in any benchmarking or targeting of any specific levels or percentiles of market for pay and generally consider pay in aggregate across the executive team, taking into account the pay levels of each of our named executive officers relative to each other.

Compensation Peer Group

In 2020, the Compensation Committee, with recommendation from Semler Brossy, reviewed and approved a peer group for use in developing recommendations for compensation levels for the 2021 Fiscal Year. We used initial quantitative screens primarily as guides to inform our decision-making process in reviewing current or potential peers. The screening process for the 2021 Fiscal Year focused specifically on companies within a reasonable range of our revenue, market capitalization and industry. The peer group for the 2021 Fiscal Year included the following companies:

•Benefitfocus, Inc.	•HealthEquity, Inc.	•Stamps.com Inc.
•CarGurus, Inc.	•HMS Holdings Corp.	•The Simply Good Foods Co.
•eHealth, Inc.	•Morningstar, Inc.	•Trupanion, Inc.
•Etsy, Inc.	•Omnicell, Inc.
•Guidewire Software, Inc.	•Shutterstock, Inc.

To ensure a robust sample of data was used in developing compensation recommendations for the 2021 Fiscal Year, we also referenced general industry compensation data for the position held by each named executive officer in our decision-making process.

Elements of Executive Compensation for the 2021 Fiscal Year

Compensation for our named executive officers in the 2021 Fiscal Year was comprised of three primary elements: 1) base salary; 2) a cash-based annual incentive opportunity; and 3) equity-based long-term incentives. This program emphasized “at-risk” pay while providing competitive packages to retain and motivate our key talent.

Base salary. We provide a base salary to each of our named executive officers to compensate them in cash at a fixed amount for services provided on a day-to-day basis during the fiscal year. We strive to set base salaries at levels that are competitive based on our review of market data and commensurate with each executive’s role. Base salaries are reviewed annually and adjusted from time to time to reflect individual roles, performance, and market conditions.

After considering market data and the factors outlined above, the Compensation Committee determined to increase the base salaries of our named executive officers for the 2021 Fiscal Year from their prior year amounts to reflect the increased responsibilities and compensation expectations associated with being a public company. The table below identifies the specific base salary amounts for the 2021 Fiscal Year for each of our named executive officers.

Named Executive Officer	Annualized FY 2021 Salary	Percentage Increase From FY 2020(1)
Timothy R. Danker	$500,000	64%
Raffaele Sadun	$400,000	33%
William Grant III	$400,000	60%
Robert Grant	$400,000	91%
Daniel A. Boulware	$310,000	13%

(1) Percentages calculated based on each named executive officer’s base salary as of July 1, 2019, the first day of the 2020 fiscal year. Each named executive officer began receiving his increased salary, as reported in the column to the left, upon the completion of our IPO on May 22, 2020.

Annual cash bonus. Annual cash bonuses for our named executive officers and other executives are determined under our annual incentive plan. The annual incentive plan is an “at-risk” bonus compensation program designed to reinforce a performance-oriented culture that aligns individual performance with our financial and business objectives. The annual incentive plan provides guidelines for the calculation of annual non-equity, incentive-based compensation that is subject to the Compensation Committee’s oversight and modification.

In connection with the market-based review of our executive compensation program performed during the 2020 fiscal year, the Compensation Committee approved the increase of target bonus amounts for each of our named executive officers, effective upon the completion of our IPO. For the 2021 Fiscal Year, target incentive compensation amounts were increased from 35% of annual base salary to the values set forth in the following table:

Named Executive Officer	Target Incentive Compensation ($)	Percentage of Base Salary (%)
Timothy R. Danker	$375,000	75%
Raffaele Sadun	$300,000	75%
William Grant III	$300,000	75%
Robert Grant	$300,000	75%
Daniel A. Boulware	$155,000	50%

Specific metrics used to determine the amount of cash bonuses payable to our named executive officers at the end of each fiscal year are reviewed and established annually by the Compensation Committee. For the 2021 Fiscal Year, our annual incentive plan was designed to reward both Company and individual performance, with Company performance accounting for 75% of each named executive officer’s cash bonus and individual performance representing the remaining 25%.

Company performance (weighted 75%). The Company performance component of the cash bonus opportunities for our named executive officers was structured to measure performance against pre-determined targets for revenue and adjusted EBITDA, each weighted 50%. For Messrs. Danker, Sadun, William Grant III, and Boulware, performance was measured based on revenue and adjusted EBITDA targets for the Company on a consolidated basis. For Mr. Robert Grant, performance was measured based on a combination of revenue and adjusted EBITDA targets for the Senior Division, weighted 75%, and for the Company on a consolidated basis, weighted 25%.

Under this structure, payout levels were determined according to the following scale, with payouts increasing by 2.5% for every additional percentage of performance metric achieved, up to 120%:

	Percentage of Performance Metric Achieved (%)	Payout Percentage (%)
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

The revenue and adjusted EBITDA targets for the Company on a consolidated basis and our performance relative to those targets are set forth in the following table:

	Revenue		Adjusted EBITDA		Combined (% of Target)(2)	Payout (% of Target Bonus)(2)
	Target(1)	Performance (% of Target)(2)	Target(1)	Performance (% of Target)(2)
Consolidated Results	$790,041	119%	$200,410	114%	117%	141%
(1) Numbers shown are in thousands.
(2) Percentages are rounded to the nearest whole number.

Individual performance (weighted 25%). Amounts awarded pursuant to the individual performance component of our 2021 annual incentive plan were determined by evaluating each named executive officer’s performance against certain individual performance goals throughout the fiscal year. The percentage of target bonus awarded to each of Messrs. Sadun, William Grant III, Robert Grant, and Boulware based on their achievement of individual objectives was determined by our Chief Executive Officer, to whom each of them reports directly. The percentage awarded to Mr. Danker based on his achievement of individual objectives was determined by the Board. Based on their achievements in the 2021 Fiscal Year, our named executive officers were each awarded 100% of their target bonus amounts under the individual performance component.

Cash efficiency modifier. In its discretion, the Compensation Committee was also enabled to adjust the formulaic payouts by +/- 20% based on the Compensation Committee’s assessment of the efficiency of cash usage during the fiscal year (the “cash efficiency modifier”). For the 2021 Fiscal Year, the Compensation Committee elected not to adjust cash bonus amounts based on the cash efficiency modifier.

2021 Fiscal Year Payouts. Based on the fiscal year performance of the Company and of each individual executive, cash bonuses in the amounts set forth in the below table were earned by each of our named executive officers for the 2021 Fiscal Year. All dollar amounts and percentages are rounded to the nearest whole number.

Named Executive Officer	Company Performance (75%)		Individual Performance (25%)		Aggregate (100%)
	Payout (% of Target Bonus)	Payout ($)	Payout (% of Target Bonus)	Payout ($)	FY 2021 Annual Incentive Payout (% of Target)	FY 2021 Annual Incentive Payout ($)
Timothy R. Danker	141%	$395,438	100%	$93,750	130%	$489,188
Raffaele Sadun	141%	$316,350	100%	$75,000	130%	$391,350
William Grant III	141%	$316,350	100%	$75,000	130%	$391,350
Robert Grant	148%	$332,213	100%	$75,000	136%	$407,213
Daniel A. Boulware	141%	$163,448	100%	$38,750	130%	$202,198

Equity awards. Equity compensation makes up the largest portion of pay for our named executive officers. We believe that, at this stage in our growth, the use of both time-based and performance-based equity awards aligns the interests of our named executive officers with the long-term interests of our stockholders and incentivizes our named executive officers to continue to build and grow the Company and enhance stockholder value. We believe this structure also assists the Company in retaining our current named executive officers and attracting new executive officers as needed. We believe this approach also incentivizes our named executive officers to manage the Company as an owner of the business and encourages them to adopt a long-term outlook by offering them the opportunity to benefit from the Company’s future successes through the appreciation of their equity awards.

Our named executive officers receive annual equity awards in the form of stock options, time-based restricted stock units (RSUs), and performance-based restricted stock units (PSUs), which are equally weighted at one-third of total equity value granted. All equity awards are granted pursuant to the 2020 Plan.

In determining target annual equity compensation amounts for named executive officers, the Compensation Committee may consider a variety of factors, including, without limitation, each executive’s role and responsibilities, unique skills, future potential with the Company, internal pay equity, and equity compensation amounts paid to executives by peer companies. The Compensation Committee seeks to remain market competitive when determining the size of a grant but does not target a specific percentile of the market.

Stock options. Each named executive officer receives an award of non-statutory stock options as part of his annual equity compensation. The exercise price of the stock options is set at the closing price of our common stock on the grant date. The total number of options awarded to each executive is calculated by dividing the target value of the option award by the average closing price of the Company’s common stock for the thirty (30) day period ending on the date immediately prior to the grant date, rounded to the nearest whole number of options. Stock option grants to our executive officers, including our named executive officers, are structured to vest in four equal installments on each of the first four anniversaries of the grant date, subject the executive officer’s continued employment with the Company at the time of vesting.

Restricted stock units. The annual equity compensation of our named executive officers also includes awards of time-based restrictive stock units (RSUs). Each RSU represents the right to receive one share of our common stock at a future date. The number of RSUs granted to each of our named executive officers is determined by dividing the target value of the RSU award by the average closing price of the Company’s common stock for the thirty (30) day period ending on the date immediately prior to the grant date.

The primary purposes of the RSU awards to our executive officers, including our named executive officers, are to award individual performance and serve as a retention mechanism. To balance retention with incentivizing executive officers to achieve important short-term financial objectives and promote the long-term stability of the Company, RSU grants made to our named executive officers are structured to vest in four equal installments on each of the first four anniversaries of the grant date, subject to the continued employment of the named executive officer on the vesting date.

Performance stock units. The PSUs awarded to our named executive officers during the 2021 Fiscal Year were structured to focus our executive officers on accomplishing key long-term financial objectives over a three-year period. The payouts of our PSUs, which are intended to align with the key metrics that we use to measure the success of our business and drive long-term stockholder returns, are based on the compound annual growth rate (CAGR) of both revenue and adjusted EBITDA. The number of PSUs granted to each of our named executive officers is determined by dividing the target value of the PSU grant by the average of the closing price per share of the Company’s common stock on each day during the thirty (30) day period ending on the date immediately prior to the grant date. The payout range for PSUs granted during the 2021 Fiscal Year is 50% at threshold and 150% at maximum, subject to performance against our 3-year financial goals, which are tied to stretch levels of performance consistent with our long-term plan.

The table below summarizes the long-term incentive grants made to our named executive officers for the 2021 Fiscal Year:

Named Executive Officer	Target Dollar Value of FY 2021 Equity Grant	Number of Shares/Options
		FY 2021 Options ~33% of Total	FY 2021 RSUs ~33% of Total	FY 2021 PSUs ~33% of Total
Timothy R. Danker	$1,975,000	118,308	29,577	29,577
Raffaele Sadun	$1,175,000	70,384	17,596	17,596
William Grant III	$1,975,000	118,308	29,577	29,577
Robert Grant	$1,975,000	118,308	29,577	29,577
Daniel A. Boulware	$418,500	25,068	6,267	6,267

Other Forms of Compensation. In addition to the three primary elements of our executive compensation program identified above, our named executive officers also receive compensation from the Company in the following forms:

Retirement plan and other employee benefits. We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Each of our named executive officers is eligible to participate in the 401(k) plan on the same terms as other full-time employees and receive matching contributions from the Company equal to 100% of the first 2% of their individual contributions. Additionally, under the terms of the 401(k) plan, participating employees, including our named executive officers, are also eligible to receive a potential additional 1% profit sharing contribution from the Company based on the Company’s achievement of certain annual performance targets.

We provide a competitive benefits package to all full-time employees, which package includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms, or operation in favor of executive officers and are available to all full-time employees.

Our named executive officers are eligible to participate in our 2020 Employee Stock Purchase Plan (the “ESPP”) on the same terms as all other U.S. employees who meet the eligibility criteria.

Post-termination pay. According to the terms of their respective employment agreements, which are discussed in further detail below, our named executive officers are also entitled to receive certain additional compensation from the Company in the event of their departure from the Company under certain circumstances. Such additional compensation may consist of lump sum cash severance payments, prorated cash bonuses, accelerated vesting of equity awards, and reimbursement of certain medical and dental costs. Please see “Executive Compensation, –Employment Agreements” and “–Potential Payments to Executive Officers Upon Termination” below for more information regarding post-termination amounts due to each named executive officer in the event of his departure from the Company.

Accounting and Tax Treatment

The fair value of equity awards is established in accordance with the applicable accounting standards. Compensation-related expenses are taken into consideration by the Compensation Committee in determining the amounts of equity awards to our named executive officers.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly-held corporation’s “covered employees” in excess of $1 million per taxable year for any covered employee generally may not be deducted by the company as a business expense. Although the Compensation Committee will consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation to our named executive officers that is not deductible under Section 162(m) if such compensation is consistent with the goals of our executive compensation program and in the best interests of the Company and its stockholders.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. If any payments or benefits provided pursuant to a change of control or severance agreement, or otherwise payable to a named executive officer, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (and could, therefore, be subject to the related excise tax), he or she would be entitled to receive from the Company either 1) full payment of such payments and benefits, or 2) such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Compensation and Risk

Our Compensation Committee assesses and considers potential risks when it reviews and approves our compensation policies and practices for executive officers and employees. We designed our compensation programs to address potential risks while rewarding employees for achieving our financial objectives through appropriate business judgment and risk taking. Based upon its annual assessment for the 2021 Fiscal Year, the Compensation Committee believes our compensation programs are not excessive, do not create disproportionate incentives for employees, including our named executive officers, to take risks that could have a material adverse effect on us in the future, and are generally aligned with the practices of our peers.

Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy

Under our Insider Trading and Information Policy, our directors, executive officers, including our named executive officers, and certain other employees are prohibited from: (i) purchasing financial instruments that are designed to hedge the Company’s securities or offset any fluctuations in the market value of the Company’s common stock; (ii) purchasing shares of the Company’s common stock on margin; (iii) short-selling shares of the Company’s common stock; and (iv) pledging, whether directly or indirectly, shares of the Company’s common stock as collateral for a loan, subject to certain narrow exceptions for specific transactions under Company benefit plans or pursuant to a pre-arranged trading plan that has been pre-cleared by our General Counsel. Individual exceptions to the prohibition on pledging of shares of the Company’s common stock as collateral for a loan may be made under certain circumstances on a case-by-case basis upon pre-approval from our General Counsel.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A provided above. Based on its review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and SelectQuote’s Annual Report on Form 10-K for the year ended June 30, 2021.

THE COMPENSATION COMMITTEE

Denise L. Devine, Chair
Donald L. Hawks III
Earl H. Devanny III

Summary Compensation Table

    The information below sets forth the “total compensation” earned by our named executive officers for the years ended June 30, 2021, 2020, and 2019, respectively. Compensation amounts for Mr. Robert Grant and Mr. Boulware, who were not considered named executive officers under SEC rules until the end of the 2021 Fiscal Year on June 30, 2021, are shown only for the fiscal year ended June 30, 2021.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Timothy R. Danker	2021	$500,000	$256	$1,058,266	$535,394	$489,188	$10,481	$2,593,585
Chief Executive Officer	2020	$326,125	$256	–	–	$137,327	$3,850,731	$4,314,439
	2019	$305,000	$256	–	–	$126,767	$12,859	$444,882

Raffaele Sadun	2021	$400,000	$154	$629,584	$318,518	$391,350	$11,313	$1,750,919
Chief Financial Officer	2020	$310,833	$50,154	–	–	$127,500	$2,362,228	$2,850,715
	2019	$300,000	$128	–	–	$124,688	$12,123	$436,939

William Grant III	2021	$400,000	$259	$1,058,266	$535,394	$391,350	$9,325	$2,394,594
Chief Operating Officer	2020	$266,250	$259	$2,000,000	–	$111,751	$1,889,641	$4,267,901
	2019	$250,000	$256	–	–	$103,907	$7,910	$362,073

Robert Grant President, Senior Division	2021	$400,000	$256	$1,058,266	$535,394	$407,213	$10,301	$2,411,430

Daniel A. Boulware General Counsel & Secretary	2021	$310,000	$128	$224,234	$113,443	$202,198	$11,381	$861,384

(1) Represents annual holiday bonus paid to all employees based solely on the length of their employment with the Company. The amount shown in this column for Mr. Sadun’s bonus in 2020 also includes a one-time cash bonus related to the execution of certain significant transactions.
(2) Represents the grant-date fair value, computed in accordance with FASB ASC Topic 718, of awards of time-based and performance-based restricted stock units made pursuant to the 2020 Plan. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2021. The grant-date fair value of the PSU awards was calculated assuming the applicable performance goals are achieved at target levels. The maximum grant-date fair value of the PSU award made to the executive in the 2021 Fiscal Year, assuming achievement of the applicable performance goals at the highest level, is $793,699 for Messrs. Danker, William Grant III, and Robert Grant, $472,189 for Mr. Sadun, and $168,175 for Mr. Boulware.
(3) Represents the grant-date fair value, computed in accordance with FASB ASC Topic 718, of option awards made pursuant to the 2020 Plan. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2021.
(4) Represents cash incentive compensation amounts earned by each of our named executive officers pursuant to our annual incentive plan. For information on how amounts were determined, see “Compensation Discussion and Analysis, –Elements of Executive Compensation for the 2021 Fiscal Year” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
(5) Amounts shown in this column include group term life insurance imputed interest, 401(k) Company match and profit-sharing contributions, Company contributions to HSA plan, mobile phone service stipends, spousal airfare for Company trips, and, for the 2021 Fiscal Year only, a remote-work stipend paid to all employees in connection with the COVID-19 pandemic. Also includes a November 2019 dividend distribution to stockholders and option holders in the amounts of $3,838,122 for Mr. Danker, $2,379,871 for Mr. Sadun, and $1,879,897 for Mr. William Grant III.

Grants of Plan-Based Awards

The following table sets forth the awards of stock options and restricted stock units (both time-based and performance-based) granted to each of our named executive officers during the 2021 Fiscal Year pursuant to the 2020 Plan. The table also sets forth the cash bonuses payable to each of our named executive officers under the 2021 annual incentive plan during the 2021 Fiscal Year.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (5)			All other stock awards: Number of shares of stock or units (7)	All other option awards: Number of securities underlying options (8)	Exercise or base price of option awards (9)	Grant date fair value of stock and option awards (10)
		Threshold (2)	Target (3)	Maximum (4)	Threshold	Target	Maximum (6)
Timothy R. Danker	8/1/2020 8/1/2020 8/1/2020 8/1/2020	$250,000	$375,000	$500,000	14,789	29,577	44,366	29,577	118,308	$17.89	$529,133 $529,133 $535,394
Raffaele Sadun	8/1/2020 8/1/2020 8/1/2020 8/1/2020	$200,000	$300,000	$400,000	8,798	17,596	26,394	17,596	70,384	$17.89	$314,792 $314,792 $318,518
William Grant III	8/1/2020 8/1/2020 8/1/2020 8/1/2020	$200,000	$300,000	$400,000	14,789	29,577	44,366	29,577	118,308	$17.89	$529,133 $529,133 $535,394
Robert Grant	8/1/2020 8/1/2020 8/1/2020 8/1/2020	$200,000	$300,000	$400,000	14,789	29,577	44,366	29,577	118,308	$17.89	$529,133 $529,133 $535,394
Daniel A. Boulware	8/1/2020 8/1/2020 8/1/2020 8/1/2020	$77,500	$155,000	$310,000	3,134	6,267	9,401	6,267	25,068	$17.89	$112,117 $112,117 $113,443

(1) Represents amounts payable under our 2021 annual incentive plan. For actual amounts paid to each named executive officer under the 2021 annual incentive plan, see “Compensation Discussion and Analysis, –Elements of Executive Compensation for the 2021 Fiscal Year, –Annual cash bonus” and “Summary Compensation Table.”
(2) Represents amounts payable under the 2021 annual incentive plan if the threshold level had been achieved for all metrics.
(3) Represents amounts payable under the 2021 annual incentive plan if the target level had been achieved for all metrics.
(4) Represents amounts payable under the 2021 annual incentive plan if the maximum level had been achieved for all metrics.
(5) Represents performance-based restricted stock units (PSUs) that will vest upon our achievement of specified performance metrics. See “Compensation Discussion and Analysis, –Elements of Executive Compensation for the 2021 Fiscal Year, –Equity awards” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table, –Equity Compensation.”
(6) The maximum amount of performance-based restricted stock units eligible to vest on August 1, 2023 is further limited in accordance with the terms set forth below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table –Equity Awards.” The maximum value that may be earned under the PSU awards granted during the 2021 Fiscal Year is equal to the opening market price of our common stock on the vesting date multiplied by the maximum number of shares granted to each executive.
(7) Represents time-based restricted stock units, each of which will vest as to one fourth of the award per year on each of the first four anniversaries of the grant date.
(8) Represents non-statutory stock options, each of which will vest as to one fourth of the award per year on each of the first four anniversaries of the grant date.
(9) The exercise price of the options reported in this row is equal to the closing market price of our common stock on July 31, 2020.
(10) Represents the grant-date fair value of the equity award, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Equity Compensation

As described above, the Company’s long-term equity incentive compensation program is comprised of annual awards of non-statutory stock options, time-based restricted stock units, and performance-based restricted stock units, each awarded pursuant to our 2020 Plan. Stock options and RSUs granted to our named executive officers vest ratably over a multi-year period. PSUs granted to our named executive officers vest, if at all, based on the Company’s achievement of certain performance metrics measured on the three-year anniversary of the grant date. For the 2021 Fiscal Year, stock options, RSUs, and PSUs each accounted for one-third of the total incentive compensation awarded to each named executive officer.

The stock options and time-based restricted stock units granted to our named executive officers during the 2021 Fiscal Year vest in four equal installments on each of the first four anniversaries of the grant date. Pursuant to the terms of our employment agreement with Mr. Sadun, in the event of Mr. Sadun’s termination without cause or resignation for good reason, any unvested stock options and RSUs granted to Mr. Sadun in the 2021 Fiscal Year that would vest on or prior to the one-year anniversary of the date of his termination will vest on the date of his termination. None of our other named executive officers is entitled to accelerated vesting of stock options or RSUs granted in the 2021 Fiscal Year in the event of his termination, unless in connection with a change in control. See “Potential Payments to Executive Officers Upon Termination or Change in Control” below.

The performance-based restricted stock units granted to our named executive officers in the 2021 Fiscal Year will vest, if at all, at the end of the three-year performance period on August 1, 2023. The actual number of PSUs that vest as of this date will be determined by comparing the compound annual growth rate of both revenue and adjusted EBITDA over the three-year performance period, each weighted 50%, against our internal goals for each metric. The following table shows the number of PSUs, as a percentage of the target number of PSUs granted under each award at the time of grant, that will vest upon the achievement of various percentages of our performance goals at the end of the three-year period.

	Payout as Percentage of Target	Performance as Percentage of Goal
Threshold	50%	70%
Target	100%	100%
Maximum	150%	108%

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity compensation awards held by our named executive officers as of June 30, 2021. Market values have been determined based on the closing price of our common stock on June 30, 2021 of $19.26 per share.

		Option Awards				Stock Awards
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock or that have not vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Timothy R. Danker	8/1/2020 8/1/2020 8/1/2020		118,308(1)	$17.89	8/1/2030	29,577(2)	$569,653	29,577(3)	$569,653
Raffaele Sadun	8/1/2020 8/1/2020 8/1/2020		70,384(1)	$17.89	8/1/2030	17,596(2)	$338,899	17,596(3)	$338,899
William Grant III	5/20/2020 8/1/2020 8/1/2020 8/1/2020		118,308(1)	$17.89	8/1/2030	66,667(4) 29,577(2)	$1,284,006 $569,653	29,577(3)	$569,653
Robert Grant	8/22/2018 5/20/2020 5/20/2020 8/1/2020 8/1/2020 8/1/2020	2,224(5) 66,666(7)	2,224(6) 133,334(8) 118,308(1)	$1.88 $20.00 $17.89	8/22/2028 5/20/2030 8/1/2030	33,334(4) 29,577(2)	$642,013 $569,653	29,577(3)	$569,653
Daniel A. Boulware	5/20/2020 8/1/2020 8/1/2020 8/1/2020	15,500(7)	46,500(8) 25,068(1)	$20.00 $17.89	5/20/2030 8/1/2030	6,267(2)	$120,702	6,267(3)	$120,702

(1) Represents non-statutory stock options awarded pursuant to the 2020 Plan that had not vested as of June 30, 2021. The options vest in four equal installments on each of the first four anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.
(2) Represents time-based restricted stock units awarded pursuant to the 2020 Plan that had not vested as of June 30, 2021. The RSUs vest in four equal installments on each of the first four anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.
(3) Represents the number of performance-based restricted shares granted pursuant to the 2020 Plan that had not vested as of June 30, 2021, assuming achievement of the target level of performance. These shares will be eligible for vesting on August 1, 2023, in accordance with the terms set forth under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table, –Equity Awards.”
(4) Represents time-based restricted stock units awarded pursuant to the 2020 Plan in connection with our IPO that had not vested as of June 30, 2021. The RSUs vest in three equal installments on each of the first three anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.
(5) Represents incentive stock options awarded pursuant to the 2003 Plan that had vested but had not been exercised as of June 30, 2021.
(6) Represents incentive stock options awarded pursuant to the 2003 Plan that had not vested as of June 30, 2021. The ISOs vest in three equal installments on each of the first three anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.
(7) Represents non-statutory stock options awarded pursuant to the 2020 Plan in connection with our IPO that had vested but had not been exercised by June 30, 2021.
(8) Represents non-statutory stock options awarded pursuant to the 2020 Plan in connection with our IPO that had not vested as of June 30, 2021. The options vest in three equal installments on each of the first three anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.

Options Exercised and Shares Vested

The table below sets forth information for the 2021 fiscal year regarding the exercise of stock options and the vesting of time-based restricted stock units previously granted to the Company’s named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Timothy R. Danker	–	–	–	–
Raffaele Sadun	–	–	–	–
William Grant III	–	–	33,333	$697,326
Robert Grant	35,552	$676,910	16,666	$348,653
Daniel A. Boulware	–	–	–	–

(1) Represents the aggregate dollar amount realized by the named executive officer upon exercise of the options, computed by multiplying the number of options exercised by the difference between the exercise price of the options and the closing market price of our common stock as of the date of exercise.
(2) Represents the aggregate dollar amount realized by the named executive officer upon the vesting of the restricted stock units, computed by multiplying the number of RSUs vested by the closing market price of our common stock as of the vesting date.

Equity Plan Information
The following table provides information as of June 30, 2021, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,893,007	$7.52	9,011,819(2)
Equity compensation plans not approved by stockholders	–	–	–

(1) Includes our 2020 Omnibus Stock Incentive Plan, our 2003 Stock Incentive Plan, and our 2020 Employee Stock Purchase Plan.
(2) The total number of shares of our common stock reserved for issuance under the 2020 Plan is subject to an annual increase on the first day of each fiscal year beginning on or after July 1, 2021 equal to 3% of the total number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year.

2020 Omnibus Incentive Plan

The 2020 Plan was adopted by the Board in connection with our IPO to promote the success of our business by giving us a competitive advantage in attracting and retaining key personnel and enabling us to provide additional incentives to our employees, directors, and consultants. The 2020 Plan, which is administered by the Board, was approved by the Company’s stockholders in February 2020. The 2020 Plan provides for the grant of nonstatutory stock options (NSOs), stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of equity compensation, as well as performance-based cash awards, to employees, non-employee directors, and consultants of the Company and its subsidiaries and affiliates. The 2020 Plan also provides for the grant of incentive stock options (ISOs) to employees. Each of our named executive officers has received equity awards under the 2020 Plan.

The total number of shares of our common stock available for issuance pursuant to awards under the 2020 Plan is 9,600,000, with a maximum of 4,000,000 shares reserved for awards of ISOs. The total number of shares of our common stock reserved for issuance under the 2020 Plan is subject to an annual increase, on the first day of each fiscal year beginning on or after July 1, 2021, equal to 3% of the total number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year. As of June 30, 2021, the total number of shares of common stock available for issuance under the 2020 Plan was 7,668,259. As of August 31, 2021, there were outstanding awards under the 2020 Plan to obtain an aggregate amount of 3,557,095 shares of our common stock, with an aggregate weighted-average exercise price of $13.39.

2003 Stock Incentive Plan

The 2003 Plan was adopted in 2003 to support the Company’s executive compensation goals and aid the Company in attracting and retaining qualified personnel. As of the effective date of the 2020 Plan, no further awards will be made under the 2003 Plan. The 2003 Plan is administered by the Board. As of August 31, 2021, there were outstanding stock options under the 2003 Plan to purchase an aggregate amount of 1,786,869 shares of our common stock with an aggregate weighted-average exercise price of $0.99. The stock options granted under the 2003 Plan vest as to one-third after the vesting commencement date and as to 1/24 of the remaining shares subject to the stock option monthly thereafter, subject to the award recipient’s continued employment through the applicable vesting date. Outstanding stock options generally vest upon a change in control (as defined in the 2003 Plan). Upon a termination of employment for any reason other than for cause (as defined in the 2003 Plan), any unvested and outstanding stock options are forfeited, and any vested and outstanding stock options are exercisable within 90 days following the date of termination (and, in the case of a termination of employment due to death or disability, for 12 months following the date of termination). Each of Messrs. Danker, Sadun, and William Grant III have been granted stock options under the 2003 Plan and has previously exercised all such options. Mr. Boulware was not granted any equity awards pursuant to the 2003 Plan. Mr. Robert Grant holds certain vested but unexercised stock options granted under the 2003 Plan, as described above in “Outstanding Equity Awards at Fiscal Year End.”

2020 Employee Stock Purchase Plan

We adopted the ESPP in connection with our IPO in May 2020 to provide our eligible employees with an opportunity to purchase shares of our common stock through accumulated payroll deductions. In general, employees whose customary employment with us is at least 20 hours per week and more than five months in a calendar year are eligible to participate in the ESPP. Once enrolled in the ESPP, employees may purchase shares of our common stock at a price equal to 95% of the fair market value of the shares as of the exercise date. The Board, which administers the ESPP, may, in its discretion, further reduce the purchase price of shares under the ESPP to a price not less than the lesser of: (1) 85% of the fair market value of the shares on the date the offering period commences, or (2) 85% of the fair market value of the shares as of the exercise date. Upon termination of a participant’s employment for any reason, including death or disability, the participant is deemed to have withdrawn from the ESPP, and any payroll deductions credited to the participant’s account (to the extent not yet used to purchase shares of our common stock) are returned to the participant. Necessary adjustments to the terms of the ESPP and any options granted thereunder will generally be made in the event of certain corporate actions, including any stock split, reverse stock split, combination or reclassification of our common stock, proposed liquidation or dissolution, or change in control (as defined in the ESPP). The ESPP will automatically terminate ten years from the date of its adoption, unless terminated earlier by the Board.

The total number of shares of common stock reserved for issuance pursuant to the ESPP is 1,400,000. To date, the Company has issued a total of 56,440 shares of common stock to employees pursuant to the ESPP, leaving an additional 1,343,560 shares available for future issuance. The Company anticipates issuing a currently unknown amount of additional shares to employees under the ESPP following the close of the ongoing offering period on September 30, 2021. Mr. Robert Grant has participated in the ESPP since April 1, 2021.

Employment Agreements

On May 21, 2019, we entered into an employment agreement with each of Messrs. Danker, Sadun, William Grant III, and Robert Grant. As used in this section, the term “named executive officer” refers to Messrs. Danker, Sadun, Robert Grant, and William Grant III. Mr. Boulware has no employment agreement or arrangement with the Company other than our standard employment agreement entered into by all salaried employees at the time of their hiring.

The employment agreement with each of our named executive officers provides for a three-year initial employment period, with automatic annual renewal for additional one-year periods unless either party provides notice of non-renewal at least 90 days before the expiration of the then-current term. Each employment agreement sets forth the applicable executive’s annual minimum base salary and annual bonus opportunity, as well as eligibility to participate in the Company’s employee benefit arrangements generally available to other senior executives of the Company.

Each named executive officer is entitled to receive benefits under the agreements if (a) we terminate the executive’s employment without cause, or (b) the executive resigns for good reason. The term “cause” includes termination due to the executive’s willful refusal to perform the executive’s duties and responsibilities or comply with material policies and procedures; conviction of a crime other than a vehicular misdemeanor; fraud or other illegal conduct in the performance of the executive’s duties to the Company; and breach of any material term of the employment agreement. The term “good reason” includes termination due to a substantial diminution of duties, relocation beyond fifty (50) miles from the executive’s principal place of employment, material reduction in annual base salary or target bonus, and breach of any material term of the employment agreement by the Company.

In the event of the executive’s termination without cause or resignation for good reason, the executive is, subject to the execution and non-revocation of a release of claims, entitled to receive: (i) a prorated bonus for the fiscal year during which the termination occurs; (ii) a lump sum cash severance payment in an amount equal to the sum of the executive’s annual base salary and target annual bonus; (iii) COBRA reimbursement for the excess of the monthly cost of premiums associated with medical and dental coverage over the monthly premiums for such coverage payable by a similarly situated active employee during the applicable severance period; and (iv) in the case of Mr. Sadun only, accelerated vesting of any unvested equity compensation awards that would have, by their terms, vested on or prior to the one-year anniversary of the date of termination.

In the event an executive is terminated (i) within 90 days prior to a change in control (as defined in the executive’s employment agreement), (ii) within two years following the date of a change in control, or (iii) in the case of Mr. Danker only, within two years following the completion of our IPO, the lump sum cash severance payment payable to the executive under his employment agreement shall be determined by multiplying the sum of the executive’s annual base salary and target annual bonus by two (2), in the case of Mr. Danker, or by 1.5, in the case of any other named executive officer (such multiple, the “Severance Multiple”). Lump sum cash severance payments payable to executives in the event of a change in control pursuant to the terms of their employment agreements are “double-trigger,” meaning that any named executive officer who continues as an employee of the Company or any successor entity for more than two years following the date of a change in control is not entitled to receive any cash severance payment.

The employment agreements contain various standard restrictive covenants, including those related to assignment of inventions, confidentiality of Company information, and non-competition and non-solicitation following the termination of the executive’s employment agreement. The non-competition and non-solicitation restrictions are generally effective for a period of two years following the date of termination, except that, in the event of a severance-qualifying termination of a named executive officer other than Mr. Danker during the two-year period following a change in control, the effective period will be reduced to 18 months, unless the Company elects to increase the amount of the lump sum cash severance payment due to the executive by increasing the Severance Multiple to two.

Potential Payments to Executive Officers Upon Termination or Change in Control

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that each named executive officer would be entitled to receive upon termination under various circumstances pursuant to the terms of our equity compensation plans, any applicable award agreements related to individual equity awards made under our equity compensation plans, and his employment agreement. The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on June 30, 2021, and that, in the event of a change in control, the executive did not continue his employment with the Company or any successor entity. The table also does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that such reduction would put the executive in a better after-tax position than if his payments were not reduced and as a result he would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

	Pro-Rated Bonus(2)	Cash Severance Payment(3)	Health Insurance Benefits(4)	Acceleration of Equity Awards(5)	Total Termination Benefits
Timothy R. Danker(1)
Involuntary termination without cause or voluntary termination for good reason	$375,000	$875,000	$12,867	–	$1,262,867
Involuntary termination with cause or voluntary termination not for good reason	–	–	–	–	–
Involuntary or good reason termination in connection with change in control	$375,000	$1,750,000	–	$1,301,388	$3,426,388
Death or disability	–	–	–	–	–
Raffaele Sadun(1)
Involuntary termination without cause or voluntary termination for good reason	$300,000	$700,000	$12,835	$108,479	$1,121,314
Involuntary termination with cause or voluntary termination not for good reason	–	–	–	–	–
Involuntary or good reason termination in connection with change in control	$300,000	$1,050,000	–	$774,224(6)	$2,124,224
Death or disability	–	–	–	–	–
William Grant III(1)
Involuntary termination without cause or voluntary termination for good reason	$300,000	$700,000	$7,388	–	$1,007,388
Involuntary termination with cause or voluntary termination not for good reason	–	–	–	–	–
Involuntary or good reason termination in connection with change in control	$300,000	$1,050,000	–	$2,585,394	$3,935,394
Death or disability	–	–	–	–	–
Robert Grant(1)
Involuntary termination without cause or voluntary termination for good reason	$300,000	$700,000	$12,867	–	$1,012,867
Involuntary termination with cause or voluntary termination not for good reason	–	–	–	–	–
Involuntary or good reason termination in connection with change in control	$300,000	$1,050,000	–	$1,943,401	$3,293,401
Death or disability	–	–	–	–	–
Daniel A. Boulware(7)
Involuntary termination without cause or voluntary termination for good reason	–	–	–	–	–
Involuntary termination with cause or voluntary termination not for good reason	–	–	–	–	–
Involuntary or good reason termination in connection with change in control	–	–	–	$275,747	$275,747
Death or disability	–	–	–	–	–

(1) Amounts shown in this table do not include accrued salary, unpaid bonuses earned for any fiscal year concluded prior to the date of termination, or reimbursement of business expenses, each of which the executive is entitled to receive in the event of his termination under any of the above scenarios.
(2) Amounts shown in this column represent the pro-rated cash bonus for the year in which the termination occurs. These amounts are calculated by multiplying the executive’s target annual cash bonus, as identified in the annual incentive plan, by the quotient of the number of days elapsed during the current fiscal year through the termination date divided by 365 (366 if the termination occurs during a leap year).
(3) Amounts shown in this column represent the lump sum cash severance payment owed to the executive officer pursuant to his employment agreement under each of the above scenarios. Please see “Employment Agreements” above for information on how these amounts are calculated.
(4) Amounts shown in this column represented the estimated cost of reimbursement of monthly medical and dental coverage premiums in excess of the premium amounts that would be payable by the executive if still employed by the Company. The amounts reported in this column assume the executive will be reimbursed for these costs until the 12-month anniversary of the date of his termination.
(5) Unless otherwise indicated, amounts shown in this column represent the total value of the applicable executive’s outstanding stock options, RSUs, and PSUs granted under the 2020 Plan, which, pursuant to the terms of the 2020 Plan, vest in full as of the date of a change in control as long as the executive’s employment is terminated. For the purposes of this column, the value of PSUs is determined assuming achievement of applicable performance conditions at target levels. Pursuant to the terms of the 2003 Plan, awards granted under the 2003 Plan are not subject to accelerated vesting in the event of a change in control.
(6) In accordance with the terms of Mr. Sadun’s employment agreement, this amount represents the value of all outstanding unvested equity awards that would, by their terms, vest on or before June 30, 2022.
(7) Under our standard employment agreement executed by all salaried employees, in the event of an employee’s termination, regardless of reason, the employee is entitled to receive accrued salary, unpaid bonuses earned for any fiscal year concluded prior to the date of termination, and reimbursement of reasonable business expenses. Severance, bonuses, and reimbursement for certain medical and dental coverage costs may be considered on a case-by-case basis but are not guaranteed.

Stock Ownership Guidelines for Named Executive Officers

Our named executive officers are also subject to stock ownership guidelines adopted by the Board to further align the interests of our executives with those of our stockholders. Pursuant to the guidelines, each of our named executive officers is required to own shares having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table:

Named Executive Officer	Multiple of Annual Base Salary
Timothy R. Danker Chief Executive Officer	5x
Raffaele Sadun Chief Financial Officer	3x
William Grant III Chief Operating Officer	3x
Robert Grant President, Senior Division	3x
Daniel A. Boulware General Counsel and Secretary	3x

While our named executive officers are not required to satisfy the ownership guidelines by a specific date, all named executive officers must retain 100% of all vested shares, net taxes, received under any Company equity compensation plan until he has attained the required level of stock ownership. Once the Board has determined that a named executive officer has met the required level of stock ownership, declines in the market value of the shares held by the executive following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all of our named executive officers are in compliance with our stock ownership guidelines.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) requires us to submit to stockholders at least once every three years a proposal to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in our annual proxy statement pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on how we compensate our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer; rather, the vote is intended to address the compensation of our named executive officers as a group and our compensation philosophy, policies, and practices as described in this Proxy Statement.

As discussed above in the CD&A, our executive compensation program is designed to enable the Company to attract and retain key executives, to align the interests of our named executive officers with those of our stockholders, and to ensure actual payouts to our named executive officer are reflective of our financial performance and align with strategic business goals.

In accordance with these objectives, and based on our performance in the 2021 Fiscal Year, the Board has concluded that our executive compensation program should be approved by stockholders, and asks them to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis section, compensation tables, and accompanying narrative discussion of our proxy statement in connection with our annual meeting of stockholders for the fiscal year ended June 30, 2021, is hereby APPROVED.”

The vote to approve our executive compensation program is advisory and non-binding on the Company; however, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by the Company’s stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends that you vote “FOR” the resolution to approve our executive compensation program as described in this Proxy Statement.

PROPOSAL FOUR:
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to submit to stockholders at least once every six years a non-binding, advisory proposal (commonly known as “Say-On-Frequency”) to determine whether a non-binding, advisory vote to approve the compensation of our named executive officers (a “Say-On-Pay” vote, as in Proposal Three above), should be held every one, two, or three years. This Annual Meeting will be the first time we present our stockholders with a Say-On-Frequency proposal. Under this proposal, you may vote on whether you prefer to have a Say-On-Pay vote every year, every two years, or every three years.

Our Board recommends that a Say-On-Pay vote occur every year. The Board believes that an annual Say-On-Pay Vote is in line with best corporate governance practices and will allow our stockholders to provide annual input on our executive compensation policies and practices.

When voting to recommend the frequency of our Say-On-Pay vote, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation to vote to hold a Say-on-Pay vote every year; rather, stockholders will be casting votes to recommend a Say-On-Pay vote occur every year, every two years, or every three years.

The Say-On-Frequency vote is advisory, and therefore non-binding on the Company; however, the Board values the opinions expressed by the Company’s stockholders and, to the extent there is strong preference among stockholders to hold a non-binding Say-On-Pay vote more or less frequently than every year, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future Say-On-Pay votes.

The Board recommends you vote to hold a non-binding advisory vote to approve executive compensation “EVERY YEAR.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of September 16, 2021, regarding the ownership of our common stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock;

•each of our directors;

•each of our named executive officers; and

•all of our executive officers and directors as a group.

    In accordance with SEC rules, each listed stockholder’s beneficial ownership includes:

•all shares of our common stock the stockholder actually owns beneficially or of record;

•all shares of our common stock over which the stockholder has or shares voting or dispositive power (such as in the capacity as a general partner of an investment fund); and

•all shares of our common stock the stockholder has the right to acquire within 60 days of September 16, 2021 (such as restricted stock units that are scheduled to vest within 60 days of the aforementioned date.)

    Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

    Unless otherwise indicated, the address of all listed stockholders is: c/o SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage(1)
5% Stockholders
Entities Associated with Brookside Equity Partners LLC	18,363,075(2)	11.2%
Charan Singh	8,678,655(3)	5.3%
The Vanguard Group	8,572,266(4)	5.2%
Directors and Executive Officers
Daniel A. Boulware	23,987(5)	*
Timothy R. Danker	1,555,112(6)	*
Earl Devanny III	46,833(7)	*
Denise L. Devine	12,333(8)	*
Robert Grant	2,985,988(9)	1.8%
William Grant II	3,692,686(10)	2.2%
William Grant III	3,122,997(11)	1.9%
Donald L. Hawks III	50,000(12)	*
Dr. Kavita K. Patel	—	*
Raffaele Sadun	927,418	*
Raymond F. Weldon	50,000(13)	*
All executive officers and directors as a group (15 persons)	13,318,758	8.1%

* Represents less than 1% of the total shares of common stock outstanding as of the date of filing.

(1) Percentages are based on 163,834,166 total shares of common stock outstanding as of September 16, 2021.
(2) Includes 8,877,872 shares of common stock held by BEP III LLC; 6,911,600 shares of common stock held by BEP III Co-Invest LLC; 1,889,285 shares of common stock held by SQ Co-Investors LLC; and 684,318 shares of common stock held by The Ampex Retirement Master Trust. The business address for each of these entities is 201 Tresser Boulevard, Suite 320, Stamford, Connecticut 06901.
(3) Includes 7,892,079 shares of common stock held by Mr. Singh and 786,576 shares of common stock held by held by Mr. Singh’s spouse, Sylvia Singh. Mr. Singh’s address is 3300 Paradise Drive, Tiburon, CA 94920.
(4) On February 10, 2021, The Vanguard Group filed a Schedule 13G to report beneficial ownership of an aggregate of 8,572,266 shares of common stock, of which it has shared voting power for 42,878 shares, sole dispositive power for 8,505,441 shares, and shared dispositive power for 66,825 shares. According to the Schedule 13G, The Vanguard Group does not have sole voting power for any shares of our common stock. The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5) Includes 1,120 shares of common stock held directly by Mr. Boulware, 1,100 shares of common stock beneficially owned through Mr. Boulware's spouse, Sasha Boulware, and 21,767 shares of common stock subject to stock awards exercisable within 60 days of September 16, 2021.
(6) Includes 1,545,714 shares of common stock held directly by Mr. Danker and 9,398 shares of common stock beneficially owned by Mr. Danker through his Mainstar Trust IRA.
(7) Includes 13,500 shares of common stock held by Mr. Devanny in his capacity as trustee of the Earl H. Devanny III Revocable Trust, 25,000 shares of common stock beneficially owned through Devanny LLC, an investment entity in which Mr. Devanny holds a 2% ownership interest, and 8,333 shares of common stock subject to stock awards exercisable within 60 days of September 16, 2021. Mr. Devanny disclaims beneficial ownership of the shares held by Devanny LLC, except to the extent of his pecuniary interest therein.
(8) Includes 4,000 shares of common stock held directly by Ms. Devine and 8,333 shares of common stock subject to stock awards exercisable within 60 days of September 16, 2021.
(9) Includes 1,279,658 shares of common stock held directly by Mr. Grant; 1,242,000 shares of common stock beneficially owned by Mr. Grant in his capacity as the trustee of the Robert Clay Grant Irrevocable Trust; 363,639 shares of common stock beneficially owned by Mr. Grant through Haakon Capital LLC, an investment entity in which Mr. Grant holds a 33.3% ownership interest; and 100,691 shares of common stock subject to stock awards exercisable within 60 days of September

16, 2021. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital LLC, except to the extent of his pecuniary interest therein.
(10) Includes 839,277 shares of common stock held directly by Mr. Grant; 391,361 shares of common stock beneficially owned by Mr. Grant through his Mainstar Trust IRA; 1,345,424 shares of common stock beneficially owned by Mr. Grant in his capacity as trustee of the W. Thomas Grant II Family Irrevocable Trust; and 1,116,624 shares of common stock subject to stock awards exercisable within 60 days of September 16, 2021.
(11) Includes 1,569,100 shares of common stock held directly by Mr. Grant; 10,681 shares of common stock beneficially owned by Mr. Grant through his Mainstar Trust IRA; 1,150,000 shares of common stock beneficially owned by Mr. Grant in his capacity as trustee of the W. Thomas Grant III Irrevocable Trust; 363,639 shares of common stock beneficially owned by Mr. Grant through Haakon Capital LLC, an investment entity in which Mr. Grant holds a 33.3% ownership interest; and 29,577 shares of common stock subject to stock awards exercisable within 60 days of September 16, 2021. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital LLC, except to the extent of his pecuniary interest therein.
(12) Includes 50,000 shares of common stock held directly by Mr. Hawks. Does not include 8,877,872 shares of common stock held by BEP III LLC; 6,911,600 shares of common stock held by BEP III Co-Invest LLC; and 1,889,285 shares of common stock held by SQ Co-Investors LLC. In his capacity as a Managing Director of Brookside Equity Partners LLC, the manager of BEP III LLC, BEP III Co-Invest LLC and SQ Co-Investors LLC, Mr. Hawks has shared voting and dispositive power over the above-listed securities. Mr. Hawks disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest therein.
(13) Includes 50,000 shares of common stock held directly by Mr. Weldon and his spouse, Lea Weldon. Does not include 8,877,872 shares of common stock held by BEP III LLC; 6,911,600 shares of common stock held by BEP III Co-Invest LLC; 1,889,285 shares of common stock held by SQ Co-Investors LLC; and 684,318 shares of common stock held by The Ampex Retirement Master Trust. In his capacity as a Managing Director of Brookside Equity Partners LLC, the manager of BEP III LLC, BEP III Co-Invest LLC and SQ Co-Investors LLC, Mr. Weldon exercises shared voting and investment control over the above-listed securities. In his capacity as a member of the board of directors of Park AQ Pension Management, Inc., the investment adviser to The Ampex Retirement Master Trust, Mr. Weldon also has shared voting and dispositive power over the securities held by that entity. Mr. Weldon disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section contains information regarding transactions we have entered into with certain related parties. Specifically, this section describes transactions since July 1, 2019, other than compensation arrangements with our executive officers and non-employee directors, which are described above under “Executive Compensation” and “Corporate Governance, –Non-Employee Director Compensation,” respectively, to which we were or will be a participant and in which:

1.The amounts involved exceeded or will exceed $120,000; and

2.Any of our directors, executive officers, or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing a household with, the foregoing persons, had or will have a direct or indirect material interest.

Paid Leads and InsideResponse Acquisition

InsideResponse

The Company has historically purchased leads from InsideResponse LLC (“InsideResponse”), an online marketing consulting firm previously owned in part by Timothy R. Danker, our Chief Executive Officer, William Grant III, our Chief Operating Officer, and Robert Grant, the President of the Company’s Senior Division. On May 1, 2020, we acquired 100% of the outstanding membership units of InsideResponse for an aggregate purchase price of up to $65.0 million (subject to customary adjustments), as set forth in the Agreement and Plan of Merger, dated February 12, 2020, by and among the Company, SQ-IR Merger Sub LLC, a wholly owned subsidiary of the Company, InsideResponse and the other parties thereto, as amended on May 1, 2020 (the “Merger Agreement”). The purchase price included $32.7 million in cash consideration, which was paid at the closing of the transaction, and the opportunity to earn up to an additional $32.3 million, to be paid in cash, pursuant to an earn-out. As set forth in the Merger Agreement, the earn-out was contingent upon InsideResponse’s achievement of certain gross profit targets in the 2020 calendar year. As of June 30, 2021, the Company had paid to InsideResponse an aggregate dollar amount of $32.3 million under the earn-out. The approximate dollar values of the interests of Mr. Danker, Mr. William Grant III, and Mr. Robert Grant in this transaction were $1.2 million, $8.5 million, and $8.5 million, respectively.

Prior to its acquisition of InsideResponse, the Company incurred $16.1 million in lead costs, which were recorded in marketing and advertising expense in the consolidated statements of operations, from InsideResponse for the year ended June 30, 2020. The Company did not have any outstanding payables to InsideResponse as of June 30, 2020.

The approximate dollar value of the respective interests in the Company’s pre-acquisition transactions with InsideResponse for the year ended June 30, 2020 was $0.3 million for Mr. Danker and $2.1 million for each of Messrs. William Grant III and Robert Grant.

Spring Venture Group

The Company also purchases leads from Spring Venture Group (“SVG”), a senior healthcare insurance distribution platform owned in part by Timothy R. Danker, our Chief Executive Officer; William Grant III, our Chief Operating Officer; William Grant II, a member of the Company’s Board; Robert Grant, the President of the Company’s Senior Division; and Paul Gregory, the Executive Vice President of the Company’s Life Division. The Company incurred less than $0.01 million and $0.5 million in lead costs with SVG for the years ended June 30, 2021 and 2020, respectively, which costs were recorded as marketing and advertising expense in the consolidated statements of operations. The Company did not have any outstanding payables due to SVG as of June 30, 2021 and owed SVG less than $0.1 million as of June 30, 2020, which was recorded in accounts payable and accrued expenses in the consolidated balance sheet.

The Company has also acted as a field marketing organization for SVG. The net financial impact of this relationship to the Company was not material for each of the years ended June 30, 2021 and 2020.

SVG also purchases leads from InsideResponse. As a result of this relationship, the Company earned $1.9 million in lead sales revenue, which is recorded in production bonus and other in the consolidated statement of comprehensive income, for the year ended June 30, 2021, and had $0.1 million of outstanding accounts receivable as of June 30, 2021.

The approximate dollar value of Mr. Danker’s interest in the transactions described above was $0.2 million and $0.1 million for the years ended June 30, 2021 and 2020, respectively. The approximate dollar value of Mr. William Grant III’s interest in the transactions described above was $0.1 million and $0.03 million for the years ended June 30, 2021 and 2020, respectively. The approximate dollar value of Mr. William Grant II’s interest in the transactions described above was $0.04 million and $0.01 million for the years ended June 30, 2021 and 2020, respectively. The approximate dollar value of Mr. Robert Grant’s interest in the transactions described above was $0.1 million and $0.03 million for the years ended June 30, 2021 and 2020, respectively. The approximate dollar value of Mr. Gregory’s interest in the transactions described above was less than $0.01 million for each of the years ended June 30, 2021 and 2020.

Related Party Receivable

As of June 30, 2021, we did not have any related party receivables.

Indemnification Agreements

In connection with our IPO, we entered into an indemnification agreement with each of our non-executive directors and executive officers. The indemnification agreements provide that the Company will indemnify directors and officers for all liabilities arising from their service to the Company, and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, to the fullest extent permitted under Delaware law.

Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement

In 2014, in connection with the sale of shares of our Series D preferred stock, we entered into the Series D Agreement with the Series D Holders (as defined in the Series D Agreement), which agreement grants the Series D Holders certain rights, including but not limited to certain preemptive rights, rights to put their shares of Series D preferred stock, director appointment rights, information rights, and registration rights. The Series D Agreement was amended and restated on November 4, 2019 to provide for, among other things, the classification of our Board and the right of the Series D Holders to appoint two directors to the Board upon the consummation of a qualified initial public offering. On April 17, 2020, the amended and restated Series D Agreement was further amended to extend the maturity date of the Series D Holders’ put rights from January 31, 2025 to March 30, 2025.

Other than certain information and registration rights, the rights of the Series D Holders pursuant to the Series D Agreement were terminated upon the consummation of our IPO in May 2020.

Policies and Procedures for Related Party Transactions

We have a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee, who will determine whether such transactions or proposals are fair and reasonable to SelectQuote and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

All related party transactions described in this section were entered into prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors, and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required to be filed by our directors, officers, and greater than 10% stockholders under Section 16(a) of the Exchange Act during the 2021 Fiscal Year were timely filed, except as follows:

Forms 4 reporting the award of stock options and restricted stock units to each of Messrs. Danker, Sadun, William Grant III, Robert Grant, Boulware, Gregory, Gunter, and May on August 1, 2020 were filed late due to inadvertent administrative error. The Form 4 reporting the award of stock options and restricted stock units to Mr. Gunter on August 1, 2020, which was filed on August 10, 2020, also included Mr. Gunter's acquisition, in two separate transactions occurring on July 29 and August 10, respectively, of shares of our common stock through the vesting of certain previously-granted stock options.

Each of Messrs. Hawk and Weldon inadvertently failed to file a Form 4 to report the sale, in three separate transactions each occurring on March 8, 2020, of shares of our common stock held indirectly through certain investment vehicles of which Messrs. Hawks and Weldon are managing directors. Forms 5 reporting these transactions were timely filed on behalf of Messrs. Hawks and Weldon following the end of the 2021 Fiscal Year.

The acquisition of shares of our common stock by Mr. Robert Grant on May 20, 2021 through the vesting of certain previously-granted restricted stock units was inadvertently excluded from a Form 4 timely filed on Mr. Grant’s behalf on May 20, 2021. Upon realization of this error, a Form 4 reporting the transaction was promptly filed on Mr. Grant’s behalf on June 28, 2021.

ANNUAL REPORT ON FORM 10-K

Our financial statements for the year ended June 30, 2021 are included in our 2021 Annual Report on Form 10-K, or Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2021 Annual Report and this Proxy Statement are posted on our website at www.selectquote.com and are available through the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR CONSIDERATION AT OUR 2022 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than May 27, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act. Stockholder proposals should be addressed to:

SelectQuote, Inc.
Attention: Corporate Secretary
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
Our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the discretion of our Board, (ii) otherwise properly made at such annual meeting by or at the direction of our Board, or (iii) otherwise properly requested to be brought before such annual meeting by a stockholder of the Company who is entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211:

•not earlier than the close of business on June 29, 2022 ; and
•not later than the close of business on July 29, 2022.

In the event we hold the 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

A copy of our amended and restated bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

* * *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS

Overland Park, Kansas
September 24, 2021

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SLQT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D60502-P61098

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SELECTQUOTE, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

	For All	Withhold All	For All Except
1. To elect the Class II director nominees listed below for a term of three years:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Earl H. Devanny III
02) Raymond F. Weldon

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.	☐	☐	☐
3. To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote "EVERY YEAR" on Proposal 4:

	Every year	Every 2 years	Every 3 years	Abstain
4. To recommend, by non-binding advisory vote, the frequency of future non-binding advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

D60503-P61098

SELECTQUOTE, INC.
Annual Meeting of Stockholders
October 27, 2021 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Raffaele Sadun, Chief Financial Officer, and Al Boulware, General Counsel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SELECTQUOTE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Central Time on October 27, 2021, at www.virtualshareholdermeeting.com/SLQT2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side